Exhibit 99.3
LOCKHEED MARTIN CORPORATION
HOURLY EMPLOYEE SAVINGS PLAN PLUS
(Amended and Restated Generally Effective January 1, 2019)

TABLE OF CONTENTS

INTRODUCTION	1
DEFINITIONS	1
EFFECTIVE DATE, ELIGIBILITY, AND PARTICIPATION	15
CONTRIBUTIONS	16
ROTH DEFERRAL CONTRIBUTIONS	26
IN-PLAN ROTH ROLLOVERS	29
WITHDRAWALS	32
TRUST FUND	36
ESOP PROVISIONS	37
PARTICIPANT ACCOUNTS	47
ACCOUNT DISTRIBUTION: TERMINATION; DEATH; TRANSFER	54
LOANS TO PARTICIPANTS	65
PLAN SPONSOR AND NAMED FIDUCIARIES ALLOCATION OF RESPONSIBILITIES	67
AMENDMENT, TERMINATION, MERGER, AND CONSOLIDATION	70
CLAIMS PROCEDURE	72
MISCELLANEOUS	77
APPENDIX 1 – PARTICIPATING UNITS	84
APPENDIX 2 – SPECIAL PARTICIPATION PROVISIONS	85
APPENDIX 3 – CONTRIBUTIONS FOR SIKORSKY PARTICIPANTS	87

LOCKHEED MARTIN CORPORATION
HOURLY EMPLOYEE SAVINGS PLAN PLUS
INTRODUCTION
The Lockheed Martin Corporation Hourly Employee Savings Plan Plus consists of two components: (i) a profit sharing plan under Code Section 401(a), which includes a qualified cash or deferred arrangement as defined in Code Section 401(k) and (ii) an ESOP Feature, which is both a stock bonus plan and an employee stock ownership plan intended to qualify under Code Sections 401(a) and 4975(e)(7), is designed to invest primarily in Company Stock and includes a cash or deferred arrangement as defined in Code Section 401(k). All contributions by the Corporation to the Plan may be made without regard to the current or accumulated profits of the Corporation or any of its subsidiaries or affiliates.
The Plan was amended effective August 24, 2016, to reflect participants’ elections to exchange shares of the Corporation’s common stock held in the Plan for shares in the common stock of Leidos Holdings, Inc. pursuant to a transaction in which Leidos Holdings, Inc. acquired certain of the Corporation’s businesses. The Leidos Stock Fund was added to the Plan for the period beginning August 25, 2016 and ending September 29, 2017, at which time the Leidos Stock Fund terminated. Amounts in the Leidos Stock Fund were reallocated by election of participants, or if no election was made, to the qualified default investment fund applicable to the participant.
The Plan has been amended from time to time to reflect various legally-required, bargaining and design changes. The Plan is amended and restated as follows, effective January 1, 2019 or such other date as set forth in the Plan or required by law. Except as specifically provided herein, the provisions of this instrument are not intended to enlarge the rights of any Employee whose employment with the Corporation terminated prior to January 1, 2019. Except as otherwise expressly stated herein, the rights of any such Employee shall be governed by the provisions of the applicable Plan as in effect at the time of his termination of employment.
Article I.
DEFINITIONS
The following words and phrases, when used in this document with an initial capital letter, shall have the following meanings, unless the context clearly indicates otherwise.
(1) ACCOUNT: The individual interest of a Participant in the Trust Fund as determined as of each Valuation Date.
(2) AFTER-TAX CONTRIBUTIONS: After-tax contributions made to the Plan by a Participant pursuant to an election by the Participant to have a specified dollar amount of his Base Salary deducted from his pay and contributed to the Plan as After-Tax Contributions on his behalf. All After-Tax Contributions shall be identified and separately accounted for either as Basic After-Tax Contributions or as Supplemental After-Tax Contributions. After-Tax

Contributions are intended to constitute employee contributions within the meaning of Code Section 414(h)(1).
(3) ALLOCATED DIVIDENDS: Cash dividends on Company Stock, provided that such Company Stock is (a) held in the ESOP Fund or the Company Stock Fund and (b) allocated to Participants’ Accounts.
(4) ANNUAL ADDITION: Annual addition as defined in Code Section 415(c)(2). In the event that a contribution is allocated to a Participant’s Account because of an erroneous failure to allocate in a prior Plan Year, such contribution shall be part of the Participant’s Annual Addition for the Plan Year to which it relates, and not for the Plan Year in which it is contributed or allocated.
(5) BASE SALARY: Actual base earnings of the Employee as an Employee, determined separately for each pay period, and without regard to any salary reduction agreement entered into to make Before-Tax Contributions under Article III; including salary continuation payments, lump sum merit payments in lieu of a salary increase, and any elective contributions made on behalf of a Participant that are excludable from taxable compensation under Code Section 125 or elective amounts that are not includible in the gross income of a Participant by reason of Code Section 132(f)(4); but excluding overtime, shift differentials, commissions and other variable compensation plan payments, rate guarantees, compensation for foreign services that is excludable by the Participant under Code Section 911, field service pay, sickness and accident benefits, discretionary incentive compensation, long-term performance incentive compensation, bonuses, severance pay, compensation in lieu of vacation time, any payments for education allowance, completion bonuses, relocation allowances, overseas or domestic allowances, rental allowances, rental assistance, travel allowances, vacation allowances, mortgage allowances, imputed income, and employer contributions (other than Before-Tax Contributions or contributions under a plan subject to Code Section 125) to this or any other benefit plan. Except as otherwise provided herein, Base Salary of an Employee shall not include any amount except to the extent such amount is paid to the Employee and is includible in the Employee’s income for Federal income tax purposes for the Plan Year in which paid to the Employee. Notwithstanding the foregoing, total Base Salary for any Plan Year shall not include any amount over $200,000 (adjusted in accordance with Code Sections 401(a)(17) and 415(d)).
The annual compensation of each participant taken into account in determining allocations for any Plan Year, shall not exceed $200,000, as adjusted for cost-of-living increases in accordance with Section 401(a)(17)(B) of the Code. Annual compensation means compensation during the Plan Year or such other consecutive 12-month period over which compensation is otherwise determined under the Plan (the determination period). The cost-of-living adjustment in effect for a calendar year applies to annual compensation for that determination period that begins with or within such calendar year.
Notwithstanding the foregoing, the “Base Salary” of a Represented Employee (as defined in Appendix 3 hereto) shall include prepayment of vacation.

(6) BASIC AFTER-TAX CONTRIBUTIONS: After-Tax Contributions elected by a Participant pursuant to Article III(4)(a).
(7) BASIC BEFORE-TAX CONTRIBUTIONS: Before-Tax Contributions elected by a Participant pursuant to Article III(2)(a).
(8) BASIC CONTRIBUTION MAXIMUM: The dollar amount set forth in the applicable Supplement hereto as the Basic Contribution Percentage Maximum applicable to the Eligible Employee (or with respect to a Sikorsky Participant, the dollar amounts set forth in Appendix 3(2)(b), (d), and (e)).
(9) BEFORE-TAX CONTRIBUTIONS: Before-tax contributions made under a “cash or deferred arrangement” by the Corporation on a Participant’s behalf pursuant to an election by the Participant under which he agrees to have his Base Salary (and/or, in the case of a COLA Employee, his COLA) reduced by a specified dollar amount and the Corporation agrees to contribute an amount equal to such reduction to the Plan as Before-Tax Contributions. All Before-Tax Contributions shall be identified and separately accounted for either as Basic Before-Tax Contributions or as Supplemental Before-Tax Contributions. Before-Tax Contributions are intended to constitute employer contributions made on an elective basis under a qualified cash or deferred arrangement within the meaning of Code Section 401(k)(2).
(10) BENEFICIARY: The person or persons designated by the Participant to receive any payment from the Trust Fund after the death of a Participant. A designation of a beneficiary other than the Participant’s Spouse (or a change to a beneficiary other than the Participant’s Spouse) will not be valid unless accompanied by a Spouse’s Consent that complies with Article I(85). Such person or persons shall be designated in a manner prescribed for this purpose by the Plan Administrator and may be changed from time to time in a manner prescribed for this purpose by the Plan Administrator. Any designation or change in designation shall be effective only upon receipt by the Plan Administrator of such designation or change in designation and shall be effective only if received by the Plan Administrator prior to the death of the Participant. In the absence of such a designation, the Beneficiary shall be (a) the Participant’s Spouse or (b) if there is no Spouse surviving the Participant, the Participant’s estate.
(11) BOARD OF DIRECTORS: The Board of Directors of the Corporation, or any delegate of such Board.
(12) CODE: The Internal Revenue Code of 1986, as amended from time to time, and the regulations issued thereunder. A reference to any Section of the Code shall also be deemed to refer to any applicable successor statutory provision.
(13) COLA BEFORE-TAX CONTRIBUTIONS: Before-Tax Contributions made by reason of an election by a COLA Employee to have his COLA reduced and to have the Corporation agree to contribute an amount equal to such reduction to the Plan as a Before-Tax Contribution.
(14) COLA EMPLOYEE: An Eligible Employee who is covered by a collective bargaining agreement between the Employer and a collective bargaining agent, which agreement provides that such Employee may elect to have a COLA reduced and to have the Corporation agree to contribute an amount equal to such reduction to the Plan as a Before-Tax Contribution.
(15) COMPANY STOCK: The common stock, par value $1.00, of Lockheed Martin Corporation (or any successor entity).
(16) COMPANY STOCK FUND: The Investment Fund (other than the ESOP Fund) offered under the Plan pursuant to Article IX(1)(a)(ii) that exclusively invests in Company Stock (except for cash or cash equivalent investments determined by the Investment Manager to be required to meet liquidity needs of the Fund).
(17) COMPENSATION: Compensation for a Plan Year shall mean compensation as defined in Treasury Regulation § 1.415(c)-2(d)(4) (or any applicable successor provision) (including amounts paid or reimbursed by the employer for moving expenses incurred by the employee, but only to the extent that such amounts are described in Treasury Regulation § 1.415(c)-2(d)(4) (or any applicable successor provision)); provided that Compensation shall also include amounts described in Code Section 415(c)(3)(D) and elective amounts that are not includible in the gross income of a participant by reason of Code Section 132(f)(4); provided further that for purposes of determining who is a Key Employee, Compensation shall be determined under Code Section 416(i).
The annual compensation of each participant taken into account in determining contributions or allocations for any Plan Year shall not exceed $200,000, as adjusted for cost-of-living increases in accordance with Section 401(a)(17)(B) of the Code. Annual compensation means compensation during the Plan Year or such other consecutive 12-month period over which compensation is otherwise determined under the Plan (the determination period). The cost-of-living adjustment in effect for a calendar year applies to annual compensation for that determination period that begins with or within such calendar year.
(18) CORPORATION: Lockheed Martin Corporation (or any successor entity). Except to the extent that the context indicates otherwise, references to acts by the Corporation shall be deemed to include acts by the Corporation on behalf of the Employing Companies.
(19) CORPORATION MATCHING CONTRIBUTIONS: Contributions made by the Corporation to provide Matching Contributions. Such contributions may be made in whole or in part in cash, Shares (including treasury Shares or authorized but unissued Shares), or any other property permitted by law and acceptable to the ESOP Trustee.
(20) CORPORATION NONELECTIVE CONTRIBUTIONS: Contributions made by the Corporation to provide Nonelective Contributions. Such contributions may be made in whole or in part in cash, Shares (including treasury Shares or authorized but unissued Shares), or any other property permitted by law and acceptable to the Trustee.
(21) COST OF LIVING ADJUSTMENT (COLA): A cost-of-living adjustment (“COLA”) payable to an Employee as an Eligible Employee and as a COLA Employee.
(22) DEFINED BENEFIT PLAN: Defined benefit plan as defined in Code Section 415(k).

(23) DEFINED CONTRIBUTION PLAN: Defined contribution plan as defined in Code Section 415(k).
(24) DIRECT ROLLOVER: A payment by the Plan to the Eligible Retirement Plan specified by the Distributee.
(25) DIRECTABLE ESOP CONTRIBUTIONS: ESOP Contributions which the Board of Directors, prior to or at the time such contributions or allocations are made, designates as Directable ESOP Contributions and which are thereby subject to Participant investment decisions under Article IX.
(26) DISTRIBUTEE: This term includes an Employee or former Employee with respect to an Eligible Rollover Distribution. In addition, the Employee’s or former Employee’s surviving spouse and the Employee’s or former Employee’s spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are Distributees with respect to the interest of the spouse or former spouse in an Eligible Rollover Distribution.
(27) DISTRIBUTION: Any payment by the Plan to or on behalf of a Participant or Beneficiary, including a withdrawal by such Participant or Beneficiary.
(28) DIVERSIFICATION ACCOUNT: The portion of a Participant’s Account that is attributable to ESOP Contributions (other than Directable ESOP Contributions) and that is invested in the ESOP Fund.
(29) EFFECTIVE DATE: January 1, 2019.
(30) ELECTIVE DEFERRAL: Elective deferral as defined in Code Section 402(g)(3).
(31) ELECTIVE TRANSFER: Elective transfer described in Treasury Regulation §1.411(d)-4 Q/A-3(b) (or any applicable successor provision).
(32) ELIGIBLE EMPLOYEE: Any Employee who is eligible to participate in the Plan under Article II(2).
(33) ELIGIBLE RETIREMENT PLAN: An individual retirement account described in Code Section 408(a), an individual retirement annuity described in Code Section 408(b), an annuity plan described in Code Section 403(a), or a qualified trust described in Code Section 401(a), that accepts the Eligible Rollover Distribution of the Distributee. However, in the case of an Eligible Rollover Distribution to a non-Spouse Beneficiary, only an inherited individual retirement account or individual retirement annuity shall be an Eligible Retirement Plan.
For purposes of the direct rollover provisions in Article X(7)(d) of the plan, an Eligible Retirement Plan shall also mean an annuity contract described in section 403(b) of the Code and an eligible plan under section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this plan. The definition of Eligible Retirement Plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relation order, as defined in section 414(p) of the Code.
(34) ELIGIBLE ROLLOVER DISTRIBUTION: Any distribution of all or a portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee’s designated Beneficiary, or for a specified period of 10 years or more, or any distribution to the extent that such distribution is required under Code Section 401(a)(9). An Eligible Rollover Distribution described in Code Section 402(c)(4), which the participant can elect to rollover to another plan pursuant to Code Section 401(a)(31), excludes hardship withdrawals as defined in Code Section 401(k)(2)(B)(i)(IV) which are attributable to the Participant’s elective contributions under Treasury Regulation Section 1.401(k)-1(d)(1)(ii).
For purposes of the direct rollover provisions in Article X(7)(d) of the Plan, any amount that is distributed on account of hardship shall not be eligible for rollover distribution and the Distributee may not elect to have any portion of such a distribution paid directly to an eligible retirement plan.
For purposes of the direct rollover provisions in Article X(7)(d) of the Plan, a portion of a distribution shall not fail to be an Eligible Rollover Distribution merely because the portion consists of after-tax employee contributions which are not includible in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in section 408(a) or (b) of the Code, or to a qualified defined contribution plan described in section 401(a) or 403(a) of the Code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.
(35) EMPLOYEE: An employee of an Employing Company who (1) is covered by a collective bargaining agreement between the Employing Company and a collective bargaining agent listed in Appendix 1, but only to the extent that such collective bargaining agreement provides that the employee shall be eligible to participate in the Plan, or (2) is included in a group of non-represented employees designated in Appendix 4, and (a) who is a citizen of the United States of America, (b) whose primary place of employment is in the United States of America, or (c) who is designated by the Board as an Employee. Notwithstanding any provision of the Plan to the contrary, the term “Employee” shall not include for any purpose of the Plan any individual except to the extent that such individual is designated on the Employing Company’s records (or on the records of the Employer on behalf of the Employing Company) contemporaneously as an employee for all purposes including, without limitation, all purposes under Subtitle C of the Code. Thus, for example, an individual who for a Plan Year is not designated on the Employing Company’s records (or on the records of the Employer on behalf of the Employing Company) contemporaneously as an employee for all purposes under Subtitle C of the Code shall not be an Employee for any part of such Plan Year by reason of the fact that at a later time the individual is retroactively treated as an employee of an Employing Company for such Plan Year for purposes of Subtitle C of the Code. As another example, an individual shall not be an Employee if such individual (i) is designated on the Employing Company’s records (or on the records of the Employer on behalf of the Employing Company) contemporaneously as an independent contractor or a leased employee, or (ii) is not contemporaneously designated as on the regular payroll of an Employing Company. The preceding three sentences of this Section (35) shall apply to an individual without regard to whether an Employing Company provides remuneration to such individual and without regard to the manner in which an Employing Company calculates or provides any such remuneration. To the extent required by Code Section 414(n)(3), a Leased Employee shall be treated as an Employee. For purposes of the preceding sentence, Leased Employee means any person (other than an employee of the recipient) who pursuant to an agreement between the recipient and any other person (“leasing organization”) has provided services for the recipient (or for the recipient and related persons determined in accordance with section 414(n)(6) of the Code) on a substantially full time basis for a period of at least one year, and such services are performed under primary direction or control by the recipient. Notwithstanding the foregoing, a Leased Employee shall not be eligible to participate in the Plan or otherwise be considered an Employee under the Plan.
(36) EMPLOYER: An Employing Company and those employers required to be aggregated with any Employing Company under Sections 414(b), (c), (m), or (o) of the Code, provided that for purposes of Article III(12), the modifications prescribed by Code Section 415(h) shall apply.
(37) EMPLOYING COMPANY:
(a) The Corporation;
(b) A member (or functional unit of a member) of a controlled group of corporations, within the meaning of Code Section 414(b), of which the Corporation is a member and which has been designated as an Employing Company by the Board of Directors; or
(c) An entity (or functional unit of an entity) under common control, within the meaning of Code Section 414(c), with the Corporation and which has been designated as an Employing Company by the Board of Directors.
(38) EMPLOYMENT COMMENCEMENT DATE: The date on which an employee first performs an Hour of Service.
(39) ERISA: The Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations issued thereunder. A reference to any Section of ERISA shall also be deemed to refer to any applicable successor statutory provision.
(40) ESOP CONTRIBUTIONS: Matching Contributions made to the Trustee of the ESOP Fund; provided that, on and after the Effective Date, Matching Contributions shall be made in cash, shall not constitute ESOP Contributions subject to the restrictions of Article VIII(1), and may be invested (at the election of the Participant) in any of the Investment Options available under the Plan.

(41) ESOP FEATURE: That portion of the Plan consisting of an employee stock ownership plan as defined in Code Section 4975(e)(7). The ESOP Feature consists of amounts that are invested in the ESOP Fund or the Company Stock Fund and that are contained in the Stock Bonus Component
(42) ESOP FUND: The Investment Fund (other than the Company Stock Fund) offered under the Plan pursuant to Article IX(1)(a)(ii) that exclusively invests in Company Stock (except for cash or cash equivalent investments determined by the Investment Manager to be required to meet liquidity needs of the Fund).
(43) ESOP MATCH STOCK: Company Stock held in the ESOP Fund attributable to Matching Contributions that constitute ESOP Contributions.
(44) ESOP TRUST: The trust or trusts established to hold the assets of the ESOP Fund and the Company Stock Fund, provided that some or all of such trust or trusts may be merged with some or all of the Savings Trust in a manner permitted by law, provided further that where necessary or appropriate in context, such term shall refer to all or fewer than all of such trusts.
(45) ESOP TRUSTEE: The trustee or trustees of Plan assets held in the ESOP Fund and the Company Stock Fund, which trustee or trustees may be the same as or different from the Savings Trustee, provided that where necessary or appropriate in context, such term shall refer to all or fewer than all of such trustees.
(46) EXCESS AGGREGATE CONTRIBUTIONS: Excess aggregate contributions as defined in Code Section 401(m)(6).
(47) EXCESS CONTRIBUTIONS: Excess contributions as defined in Code Section 401(k)(8).
(48) EXCESS DEFERRAL AMOUNT: With respect to a Participant, the lesser of (a) the amount by which a Participant’s Elective Deferrals exceed the limit in effect under Code Section 402(g) for a calendar year, or (b) the amount of the Participant’s Before-Tax Contributions for the calendar year.
(49) HIGHLY COMPENSATED EMPLOYEE: An employee who (a) was a 5-percent owner (as defined in section 416(i)(1) of the Code) of the Employer at any time during the Plan Year or the preceding Plan Year, or (b) for the preceding Plan Year had compensation from the Employer in excess of $80,000 (as adjusted for inflation pursuant to Code Section 414(q)(1)) and was in the Top-Paid Group of Employees for such preceding Plan Year. For purposes of this subsection, compensation means compensation within the meaning of section 415(c)(3) of the Code. The Corporation is authorized to make any elections permitted under Code Section 414(q), and to modify any election previously made. Except to the extent prohibited by law, the election made with respect to any Plan Year need not be made with respect to any subsequent Plan Year. An election may be made by any written document evidencing the Corporation’s intent to make such election and, with respect to a Plan Year, may be made at any time at which it is being determined whether the Plan satisfies the requirements of Code Sections 401(a)(4), 401(k)(3),

401(m)(2), or 410(b) or any other applicable requirements that require the identification of Highly Compensated Employees.
An Employee is in the “Top-Paid Group” of Employees for any year if such Employee is in the group consisting of the top 20 percent of the Employees when ranked on the basis of compensation paid during such year (excluding any Employees described in Code Section 414(q)(5)).
(50) HOUR OF SERVICE: Each hour for which an Employee is paid, or entitled to payment, for the performance of duties for the Employer.
(51) INDEPENDENT FIDUCIARY If any, the “named fiduciary” appointed by LMIMC as the independent fiduciary with respect to the ESOP Fund and Company Stock Fund.
(52) INVESTMENT CONTRIBUTIONS: Matching, Before-Tax, After-Tax, Nonelective, Roth, and Rollover Contributions, QNECs, and Transferred Amounts made by or on behalf of a Participant.
(53) INVESTMENT FUNDS: The separate funds in which assets of the Trust may be invested under the applicable provisions of this Plan, including Article IX.
(54) INVESTMENT MANAGER: Investment manager as defined in Section 3(38) of ERISA.
(55) LMIMC: Lockheed Martin Investment Management Company.
(56) MATCHING CONTRIBUTIONS: Allocations pursuant to Article III(6), (or with respect to a Sikorsky Participant, Appendix 3(3)).
(57) MATCHING CONTRIBUTION PERCENTAGE: The percentage set forth in an applicable Supplement hereto as the Matching Contribution Percentage applicable to the Eligible Employee (or with respect to a Sikorsky Participant, the percentages set forth in Appendix 3(3)).
(58) MATERNITY OR PATERNITY ABSENCE: Any period up to two years in which an employee of the Employer is absent from work by reason of such employee’s pregnancy, the birth of such employee’s child, or the placement of a child with such employee in connection with adoption by such employee, or for purposes of caring for such a child for a period immediately following such birth or placement. An absence shall not be treated as a Maternity or Paternity Absence unless the employee furnishes to the Plan Administrator such timely information as the Plan Administrator may reasonably require to establish that the absence is for the permitted reasons and the length of such absence.
(59) NAMED FIDUCIARY: Named fiduciary as defined in Section 402(a)(2) of ERISA.
(60) NONELECTIVE AMOUNT: The amount designated as such in an applicable Supplement or Appendix hereto.
(61) NONELECTIVE CONTRIBUTION: Allocations pursuant to Article III(7).
(62) NORMAL RETIREMENT AGE: Age 65.

(63) PARTICIPANT: An Employee (or employee or former employee of the Employer or a predecessor employer)) (a) with respect to whom an amount has been credited to his Account, and (b) who continues to have rights or contingent rights to benefits under this Plan.
(64) PERIOD OF SEVERANCE: A period of time commencing with an employee’s Severance Date and ending with the date on which he is next credited with an Hour of Service; provided, however, that a Period of Severance shall not include (a) any period explicitly included in the definition of Service, or (b) any period that is a Maternity or Paternity Absence.
(65) PLAN: The Lockheed Martin Corporation Hourly Employee Savings Plan Plus, the terms of which are herein set forth.
(66) PLAN ADMINISTRATOR: The Corporation.
(67) PLAN SPONSOR: The Corporation.
(68) PLAN YEAR: The twelve-month period beginning each January 1 and ending on the next following December 31.
(69) PROFIT-SHARING COMPONENT: The component of the Plan consisting of a profit-sharing plan, including a qualified cash or deferred arrangement described in Code Section 401(k).
(70) QNEC: Qualified nonelective contribution as defined in Treasury Regulation § 1.401(k)-6 (or any applicable successor provision).
(71) QUALIFIED MILITARY SERVICE: Qualified military service as defined in Code Section 414(u)(5).
(72) QUALIFIED RETIREMENT PLAN LOAN: Any loan from this Plan or any other retirement plan of the Employer that is made to a participant or beneficiary thereunder and that is subject to Code Section 72(p).
(73) REEMPLOYMENT COMMENCEMENT DATE: The first date following a Period of Severance on which an employee performs an Hour of Service.
(74) REGULAR EMPLOYEE:
(a) Any Employee who is scheduled to work, on a regular basis and for a period of at least one year, at least 20 hours per week taking into account only work with respect to the units described in Appendix 1. The determination as to whether an individual meets the requirements of the preceding sentence shall be made as of the date the employee is hired (or rehired) as an employee by the unit described in Appendix 1. An employee who was not described in the first sentence of this Section (74)(a) as of the date of hire or rehire shall become a Regular Employee as of the first day of the first calendar month beginning after the Plan Administrator is notified that the employee’s schedule has changed so that he is scheduled to work, on a regular basis and for a period of at least one year, at least 20 hours per week taking into account only work with respect to the units described in Appendix 1. An employee who was described in the first sentence of this Section (74)(a) as of the date of hire or rehire shall cease to be a Regular

Employee as of the first day of the first calendar month beginning after the Plan Administrator is notified that the employee’s schedule has changed so that he is not scheduled to work, on a regular basis and for a period of at least one year, at least 20 hours per week taking into account only work with respect to the units described in Appendix 1; or
(b) Any Employee who has completed one Year of Service. For purposes of this subsection (b), a Year of Service means the completion of 1,000 Hours of Service over a 12-month period.
(75) ROLLOVER ACCOUNT: The portion of an Account reflecting Rollover Contributions made by a Participant as provided in Article III(5) and as adjusted each Valuation Date.
(76) ROLLOVER CONTRIBUTION: A transfer described in Code Section 402(c)(1) or 403(a)(4)(A), a payment described in Code Section 401(a)(31) or 408(d)(3)(A)(ii), or an Elective Transfer. Rollover Contribution may include a direct rollover of an eligible rollover distribution or a participant contribution of an eligible rollover distribution from a qualified plan described in section 401(a) or 403(a) of the Code (including for a direct rollover of after-tax contributions), an annuity contract described in section 403(b) of the Code, excluding after-tax employee contributions, or an eligible plan under section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state of political subdivision of a state.
(77) SAVINGS TRUST: The trust or trusts established to hold all Plan assets other than assets held by the ESOP Trust, provided that some or all of such trust or trusts may be merged with some or all of the ESOP Trust in a manner permitted by law, provided further that where necessary or appropriate in context, such term shall refer to all or fewer than all of such trusts.
(78) SAVINGS TRUSTEE: The trustee or trustees of all Plan assets other than those held in the ESOP Fund or the Company Stock Fund, which trustee or trustees may be the same as or different from the ESOP Trustee, provided that where necessary or appropriate in context, such term shall refer to all or fewer than all of such trustees.
(79) SERVICE: All periods of time from a person’s Employment Commencement Date (or from a subsequent Reemployment Commencement Date) until the later of such person’s next Severance Date or the end of the period specified in subsection (a) or (b) below, if applicable, computed in accordance with the provisions of subsections (c) and (d) below.
(a) If an employee of the Employer quits, is discharged, or retires, and then performs an Hour of Service within twelve (12) months after his Severance Date, the Period of Severance shall be included in Service. Notwithstanding the foregoing, if an employee of the Employer quits, is discharged, or retires during an absence (with or without pay) of twelve (12) months or less for any reason other than quitting, discharge, retirement, or death, the Period of Severance shall be included in Service only if he performs an Hour of Service within twelve (12) months after the date he was first absent.
(b) To the extent required by law, Service shall not be considered interrupted by, and/or shall include, Qualified Military Service and/or leaves of absence.

(c) In the case of an employee of the Employer who incurs a Period of Severance, and who immediately before such Period of Severance has not met the requirements for a vested benefit, and who again becomes an employee of the Employer, Service shall not include any Service before such Period of Severance if the length of the Period of Severance equals or exceeds the greater of (i) five (5) years, or (ii) the length of the employee’s Service before the Period of Severance.
(d) Non-successive periods of Service and less than whole month periods of Service shall be aggregated on the basis that 30 days of Service equals one whole month of Service.
(e) Notwithstanding anything herein to the contrary, an Employee shall be credited with Service based on service with a predecessor employer to the extent required by law; the definition of “Service” and of related terms shall be interpreted accordingly.
(80) SEVERANCE DATE: The earlier of:
(a) The date on which an employee has a termination of employment with respect to the Employer by reason of a discharge, quit, retirement, or death, provided that the determination as to whether an employee has a termination of employment shall be made under the rules applicable for purposes of Code Section 401(a), or
(b) The date 12 months after the date on which an employee of the Employer first becomes absent from the service of the Employer (with or without pay) for any other reason.
(81) SHARES: Shares of Company Stock.
(82) SIKORSKY PARTICIPANT: An individual who is an Employee of Sikorsky Aircraft Corporation who is eligible to participate in the Plan pursuant to Appendix 3(1).
In addition to the foregoing, for purposes of Appendix 3(8)(a), “Sikorsky Participant” also includes a former Employee of Sikorsky Aircraft Corporation with respect to whom an amount has been credited to his Account in accordance with Appendix 3, and who continues to have rights or contingent rights to benefits under this Plan.
(83) SIKORSKY COMPANY CONTRIBUTIONS: Allocations made pursuant to Appendix 3(5). Such contributions may be made in whole or in part in cash, Shares (including treasury Shares or authorized but unissued Shares), or any other property permitted by law and acceptable to the ESOP Trustee.
(84) SPOUSE: The person to whom the participant is lawfully married under applicable law on the date of the Participant’s death. For purposes of clarification, the term lawfully married or Spouse will include a marriage between same-sex individuals that is validly entered into in a state whose laws authorize the marriage of two individuals of the same sex, even if the individuals are domiciled in a state that does not recognize the validity of same-sex marriages. However, the term lawfully married or Spouse does not include individuals (whether part of an opposite-sex or same-sex couple) who have entered into a registered domestic partnership, civil union, or other similar formal relationship recognized under state law that is not denominated as a marriage under the laws of that state.

A former spouse will be treated as the Spouse and a current spouse will not be treated as the Spouse to the extent provided under a qualified domestic relations order (within the meaning of Code Section 414(p)). If, pursuant to the preceding sentence, more than one individual is treated as a Spouse of a Participant, the total amount to be paid in any form shall not exceed the amount that would be paid if there were only one Spouse, determined in accordance with Code Sections 401(a)(13) and 414(p).
(85) SPOUSE’S CONSENT: A Spouse’s consent to the Participant’s designation of a Beneficiary other than the Spouse that meets the requirements of this paragraph. Such consent will be valid only if (i) it is in writing on a form prescribed therefore by the Plan Administrator, (ii) the Spouse’s consent acknowledges the effect of the selection of another Beneficiary, and (iii) the Spouse’s signature is witnessed by a Plan representative or a notary public and is acknowledged in writing by such witness on a form prescribed therefore by the Plan Administrator. Notwithstanding this consent requirement, if the Participant establishes to the satisfaction of the Plan Administrator that such written consent cannot be obtained because:
(a) there is no Spouse;
(b) the Spouse cannot be located; or
(c) of other circumstances that may be prescribed by Treasury Regulations;
the Participant’s Beneficiary designation will be considered valid. Any consent under this provision will be valid only with respect to the Spouse who signs the consent and only with respect to the Beneficiary designated in that consent. A Spouse’s Consent may be revoked at any time and upon revocation the alternate Beneficiary designation shall become invalid. If the existence of a Spouse is uncertain or if the validity of Spousal consent is unclear, the Plan Administrator shall withhold payment of death benefits until such determination is made. The Plan Administrator in its sole and absolute discretion may refuse to recognize a Spousal consent if it believes for any reason that the consent is invalid.
(86) STOCK BONUS COMPONENT: The component of the Plan consisting of a stock bonus plan under Code Section 401(a), including a qualified cash or deferred arrangement described in Code Section 401(k), and constituting part of the ESOP Feature. The Stock Bonus Component consists of all amounts invested in the ESOP Fund or the Company Stock Fund.
(87) SUPPLEMENTAL AFTER-TAX CONTRIBUTIONS: After-Tax Contributions elected by a Participant pursuant to Article III(4)(b).
(88) SUPPLEMENTAL BEFORE-TAX CONTRIBUTIONS: Before-Tax Contributions elected by a Participant pursuant to Article III(2)(b).
(89) SUPPLEMENTAL CONTRIBUTION MAXIMUM: The dollar amount set forth in the applicable Supplement hereto as the Supplemental Contribution Percentage Maximum applicable to the Eligible Employee (or with respect to a Sikorsky Participant, the dollar amounts set forth in Appendix 3(2)(c), (f), and (g)).

(90) TERMINATION OF EMPLOYMENT: Termination of employment from the Employer, subject to the following provisions:
(a) With respect to Before-Tax Contributions (and the earnings and losses attributable thereto) and QNECs (and the earnings and losses attributable thereto), the term “Termination of Employment” shall mean:
(i) a severance from employment with the Employer within the meaning of Code Section 401(k)(2)(B)(i)(I),
(ii) provided that an event described in Code Section 401(k)(10)(A), taking into account Code Section 401(k)(10)(B), shall be treated as a severance from employment with the Employer for this purpose.
Notwithstanding the foregoing, a Participant’s change in status from an Employee to a Leased Employee shall not be treated as a severance from employment for purposes of Section (90)(a)(i) above.
(b) An event shall not be treated as a Termination of Employment with respect to that portion of a Participant’s Account that, in connection with such event, is transferred from the Plan to another plan, which other plan is qualified under Code Section 401(a) or 403(a) and is maintained by the employer by which the Participant becomes employed in connection with the event. For purposes of this subsection (b), a transfer shall not include an Elective Transfer, but shall include a merger or consolidation of any part of this Plan with a plan described in the preceding sentence.
(91) TRANSFERRED AMOUNTS: Amounts transferred to the Trustee pursuant to Article III(9).
(92) TRUST: A term used to refer to the ESOP Trust and the Savings Trust collectively, provided that where necessary or appropriate in context, such term shall refer to all or fewer than all of such trusts.
(93) TRUST AGREEMENT: The agreement (or agreements) pursuant to which the Trust Fund is held, provided that where necessary or appropriate in context, such term shall refer to all or fewer than all of such agreements.
(94) TRUST FUND: A term used to refer to assets held in the Trust under the Plan.
(95) TRUSTEE: The Savings Trustee and the ESOP Trustee collectively, provided that where necessary or appropriate in context, such term shall refer to all or fewer than all of such trustees.
(96) UNIT or UNIT VALUE: The method by which the value of a Participant’s Account is measured, as described in Article IX(5).
(97) VALUATION DATE: The close of business on the first business day that coincides with or next follows the day on which a transaction is processed. For purposes of this Section (97), a business day is a day on which the New York Stock Exchange is open for business.

Article II.
EFFECTIVE DATE, ELIGIBILITY, AND PARTICIPATION
(1) EFFECTIVE DATE:
The Plan, as amended and restated herein, is effective as of January 1, 2019, or such other date as indicated herein.
(2) ELIGIBILITY AND PARTICIPATION:
(a) Each Employee who was eligible to participate in the Plan immediately before the Effective Date shall be an Eligible Employee as of the Effective Date.
(b) An individual who does not qualify under subsection (a) shall be eligible to participate in the Plan with respect to the first payroll period that ends within an administratively reasonable period after the later of (i) the Effective Date, (ii) the date he becomes a Regular Employee (or becomes a Regular Employee again in the case of a former Employee), or (iii) completion of six months of Service. Notwithstanding the foregoing, an Employee hired into a bargaining unit listed on Appendix 2 of the Plan will be eligible to participate in the Plan on the date set forth therein without regard to the requirement for completion of six months of Service as set forth in sub-part (iii) of the preceding sentence.
(c) Participation in this Plan is voluntary. Any Eligible Employee may become a Participant as of the date specified in Article III(1)(b) (or in other provisions of Article III or IV) by properly following the enrollment procedures established by the Plan Administrator, which shall include an agreement under which he elects Before-Tax Contributions, Roth Deferral Contributions, After-Tax Contributions, or all three, in accordance with Articles III and IV.
(d) Any Employee (or, for purposes of Article III(9), other individual described in Article III(9)) shall be eligible to participate in the Plan with respect to making a Rollover Contribution or having a Transferred Amount credited to his Account, provided that the determination of whether an Employee is an Eligible Employee shall be made without regard to this subsection (d).
(e) Notwithstanding anything herein to the contrary, an individual shall cease to be eligible to participate under the Plan as of the date that he ceases to be an Eligible Employee. See Article X(2) with respect to the treatment of an individual who ceases to be an Eligible Employee but remains employed by the Employer.
(f) An Employee who is covered by a collective bargaining agreement with the collective bargaining agent identified in Appendix 3 shall be eligible to participate in the Plan on the terms set forth in Appendix 3 (“Sikorsky Participants”). To the extent any term in Appendix 3 conflicts with any other provision of the Plan, Appendix 3 shall control.

Article III.
CONTRIBUTIONS
(1) CONTRIBUTION ELECTIONS:
(a) As required by Article II(2)(c), an Eligible Employee must enter into an agreement in a form acceptable to the Plan Administrator under which he elects Before-Tax Contributions (see Section (2)), Roth Deferral Contributions (see Article IV), After-Tax Contributions (see Section (4)), or all three, in order to have such contributions credited to his Account. Subject to the limitations of Sections (2) and (4) of this Article III and Article IV, the Eligible Employee’s contribution election must specify the whole dollar amount of the Eligible Employee’s weekly Base Salary to be contributed to the Trust Fund as Before-Tax Contributions, Roth Deferral Contributions, and/or After-Tax Contributions. An Eligible Employee may elect Supplemental Before-Tax Contributions or Supplemental After-Tax Contributions only if the Basic Before-Tax Contributions and/or Basic After-Tax Contributions that will be made by him, or on his behalf, are at the maximum level permitted under Sections (2)(a) and (4)(a) of this Article.
(b) An Eligible Employee’s contribution election shall become effective as follows:
(i) If an Employee is an Eligible Employee immediately before and as of the Effective Date, a contribution election in effect immediately before the Effective Date shall remain in effect until such time as it is changed or suspended in accordance with the terms of this Plan.
(ii) The contribution election of an Eligible Employee who:
(A) has voluntarily suspended contributions; or
(B) meets the eligibility requirements of Article II (other than an Eligible Employee described in subparagraph (i) above);
shall be effective within an administratively reasonable time after such election is received by the Plan Administrator, provided the election is submitted in accordance with the Plan Administrator’s procedures.
(c) Subject to the limitations set forth in this Article III, an Eligible Employee’s contribution election shall remain in effect until the Eligible Employee changes or suspends the election as provided in subsection (d) of this Section (1). If an individual ceases to be an Eligible Employee, his contribution election will be terminated, and no further Before-Tax, Roth Deferral, and After-Tax Contributions will be made to the Plan unless and until he again becomes an Eligible Employee and a new agreement becomes effective.
(d) An Eligible Employee may suspend or change the level of either category of Before-Tax, Roth Deferral, or After-Tax Contributions effective within an administratively reasonable time after the Plan Administrator receives notice, in accordance with the procedures established by the Plan Administrator, of such suspension or change, including via an Eligible

Employee setting his or her contributions to increase automatically each year on the date of his or her choice. A contribution election, as so modified, shall thereafter remain in effect as provided in subsection (c).
(e) Any Before-Tax Contributions, Roth Deferral Contributions, and After-Tax Contributions made pursuant to an Eligible Employee’s contribution election shall be paid into the Trust Fund for investment according to the investment options selected by the Eligible Employee.
(f) (i) Notwithstanding anything herein to the contrary, the effective date of a contribution election (under subsection (b)) or a contribution modification election (under subsection (d)) shall be delayed for any reasons that are appropriate in the sole and absolute discretion of the Plan Administrator, taking into account its duties under ERISA. Such a reason could include, for example, a technological malfunction affecting the implementation of contribution elections and/or contribution modification elections.
(ii) In the case of a delay pursuant to this subsection (f), the effective date of an affected contribution election or contribution modification election shall be within an administratively reasonable time after the first date on which the reason for the delay no longer applies. In addition, the following rules shall apply to an affected contribution election and to an affected contribution modification election that would have increased the Before-Tax Contributions, Roth Deferral Contributions, and/or After-Tax Contributions made by or on behalf of an Eligible Employee (other than an affected contribution modification election that would have decreased the Before-Tax Contributions, Roth Deferral Contributions, or After-Tax Contributions made by or on behalf of an Eligible Employee). In such cases, the Before-Tax Contributions, Roth Deferral Contributions, and/or After-Tax Contributions that would have been made during the period of delay shall be made within an administratively reasonable time after the first date on which the reason for the delay no longer applies. The Before-Tax Contributions, Roth Deferral Contributions, and/or After-Tax Contributions that are made pursuant to the preceding sentence shall be treated as Basic Before-Tax Contributions and/or Basic After-Tax Contributions to the extent that they would have been so treated if there had been no delay pursuant to this subsection (f).
(g) For purposes of all Plan provisions relating to contribution elections, any individual who shall become an Eligible Employee as of the Effective Date shall, during the period prior to the Effective Date, be entitled to make, suspend, or change his contribution election effective as of the Effective Date in the same manner and subject to the same rules as apply to Eligible Employees.
(2) BEFORE-TAX CONTRIBUTIONS:
Before-Tax Contributions consist of Basic Before-Tax Contributions and Supplemental Before-Tax Contributions. An Eligible Employee may elect with respect to any pay period:
(a) Basic Before-Tax Contributions in a whole dollar amount up to the Basic Contribution Maximum applicable to the Eligible Employee, and

(b) Supplemental Before-Tax Contributions in a whole dollar amount up to the Supplemental Contribution Maximum applicable to the Eligible Employee.
Notwithstanding the foregoing, an Eligible Employee may not have Supplemental Before-Tax Contributions contributed with respect to a pay period unless the sum of the Eligible Employee’s Basic Before-Tax Contributions and Basic After-Tax Contributions with respect to such pay period equals the Basic Contribution Maximum applicable to the Eligible Employee. Lump sum wage supplements and/or contractual ratification bonuses may be contributed as Before-Tax Contributions to the extent provided in a collective bargaining settlement or agreement, but will not be subject to Matching Contributions by the Company.
Notwithstanding the foregoing, contributions for Sikorsky Participants are set forth in Appendix 3.
(3) COLA BEFORE-TAX CONTRIBUTIONS:
Except as otherwise provided in this Section (3), Sections (1), (2), and (4) shall not apply to COLA Before-Tax Contributions and such COLA Before-Tax Contributions shall be disregarded in applying Sections (1), (2), and (4).
Subject to the limitations set forth in this Article III, a COLA Employee may have Before-Tax Contributions credited to his Account in the manner set forth in Section (1)(a) and/or by entering into an agreement in a form acceptable to the Plan Administrator under which he elects COLA Before-Tax Contributions under this Section (3). The elected portion (if any) must be (i) all of his COLA, or (ii) any whole dollar amount that is less than the amount of his COLA.
Any contribution election under this Section (3) shall be effective with respect to a COLA if it is made within an administratively reasonable time prior to the date such COLA would otherwise be paid.
Rules similar to those contained in Sections (1)(e) and (f) shall apply for purposes of this Section (3).
For purposes of this Plan (other than Sections (1), (2), and (4)), all COLA Before-Tax Contributions shall be treated as Supplemental Before-Tax Contributions.
(4) AFTER-TAX CONTRIBUTIONS:
After-Tax Contributions consist of Basic After-Tax Contributions and Supplemental After-Tax Contributions. An Eligible Employee may elect to make with respect to any pay period:
(a) Basic After-Tax Contributions in a whole dollar amount up to the difference between the Basic Contribution Maximum applicable to the Eligible Employee and the dollar amount of Basic Before-Tax Contributions in effect for that Eligible Employee for the same pay period;
(b) Supplemental After-Tax Contributions in a whole dollar amount up to the difference between the Supplemental Contribution Maximum applicable to the Eligible

Employee and the dollar amount of Supplemental Before-Tax Contributions in effect for that Eligible Employee for the same pay period.
Notwithstanding the foregoing, an Eligible Employee may not contribute Supplemental After-Tax Contributions with respect to a pay period unless the sum of the Eligible Employee’s Basic Before-Tax Contributions and Basic After-Tax Contributions with respect to such pay period equals the Basic Contribution Maximum applicable to the Eligible Employee.
Notwithstanding the foregoing, contributions for Sikorsky Participants are set forth in Appendix 3.
(5) ROLLOVER CONTRIBUTIONS:
(a) The Plan Administrator may in its sole and absolute discretion permit an Employee to make one or more Rollover Contributions to the Trust Fund. For purposes of making a decision as to whether to permit a Rollover Contribution by an Employee, the Plan Administrator may in its sole and absolute discretion require the Employee or other parties to provide such information or documentation as the Plan Administrator deems appropriate. The Plan Administrator may but is not required to establish such rules and procedures as it deems appropriate with respect to the manner in which it will exercise its sole and absolute discretion under this Section (5)(a).
(b) A Rollover Contribution with respect to an Employee shall be credited to the Account of such Employee. No Matching Contributions will be made with respect to a Rollover Contribution.
(6) MATCHING CONTRIBUTIONS:
(a) Subject to the limitations set forth in this Article III, the Corporation, on behalf of the Employing Companies, shall cause a Matching Contribution to be allocated to the Account of each Eligible Employee in an amount equal to the Matching Contribution Percentage applicable to the Eligible Employee (as set forth in the applicable Supplement hereto) times the Basic Before-Tax and Basic After-Tax Contributions made by or on behalf of each such Eligible Employee.
(b) Notwithstanding the foregoing, the amount of Matching Contributions for Sikorsky Participants is set forth in Appendix 3.
(7) NONELECTIVE CONTRIBUTIONS:
Subject to the limitations set forth in this Article III and except as otherwise provided in this Plan, the Corporation, on behalf of the Employing Companies, shall cause a Nonelective Contribution to be allocated to the Account of each Eligible Employee in an amount equal to the Nonelective Amount.
(8) LIMIT ON TOTAL CORPORATION CONTRIBUTIONS:
The total amount of Corporation Matching Contributions, Corporation Nonelective Contributions, and Before-Tax Contributions for a taxable year shall not be greater than the maximum amount of contributions permitted by law as a tax-deductible expense to the Employing Companies for such taxable year under Section 404 of the Code, or under any other applicable provisions of the Code.
(9) PLAN TO PLAN TRANSFER:
(a) With respect to any Employee (or employee or former employee of the Employer or a predecessor employer), the Plan Administrator may in its sole and absolute discretion permit the Trustee to accept, as part of the Trust Fund, assets and liabilities that are (i) transferred from a plan qualified under Code Section 401(a) or 403(a) or (ii) received as a result of a merger or consolidation of such a plan into this Plan.
(b) Such property shall be credited to Participants’ Accounts in accordance with applicable law, as directed by the Plan Administrator.
(c) Any Participant for whom such a transfer, merger, or consolidation is made shall be entitled to receive amounts attributable to the benefits accrued under the first plan (“First Plan”) in any optional form of payment available to the Participant under that plan to the extent required by Code Section 411(d)(6). In addition, optional forms of payment otherwise available under this Plan shall be available with respect to such amounts. Any contributions made under this Plan (along with income earned under this Plan) shall be paid only in the distribution forms available under Articles VI and X, and any distribution form available under the First Plan that is not available under this Plan shall be deemed to be eliminated prospectively under this Plan, effective on the day the transfer becomes effective.
(d) Except to the extent otherwise provided in this Plan, or to the extent that the context indicates otherwise, amounts attributable to the First Plan shall, for all purposes, be treated in the same manner as analogous amounts attributable to this Plan.
(e) In the case of such a transfer, merger, or consolidation, amounts attributable to the benefits accrued under the First Plan shall be held and administered in accordance with applicable law. To the extent required to comply with applicable law, the provisions of such First Plan, including without limitation provisions regarding withdrawal restrictions and spousal consent to Distributions, shall be incorporated by reference into this Plan. On the other hand, provisions of such First Plan that are not required to comply with applicable law, such as provisions regarding spousal consent to Distributions under a plan to which Code Section 401(a)(11) does not apply, shall not be incorporated herein by reference, but rather shall cease to apply except as otherwise provided herein.
(f) This Section (9) does not apply to any Rollover Contribution to which Section (5) applies.
(10) NONDISCRIMINATION RULES:
This Section (10) shall only apply to the extent required by law.
(a) Contributions and forfeitures under the Plan shall satisfy the actual deferral percentage test set forth in Code Section 401(k)(3) and the contribution percentage test set forth in Code Section 401(m)(2) (taking into account all applicable rules as of the effective date of such rules, including the rules under Code Section 401(m)(9) regarding multiple use of the alternative limitation and the rules regarding aggregation of plans and contributions), as incorporated herein by reference. Any initial violation of the rule regarding multiple use of the alternative limitation shall be deemed to be an initial violation of the contribution percentage test (rather than a violation of the actual deferral percentage test) and accordingly shall be corrected in the manner set forth in Section (10)(c).
(b) In the event that contributions under the Plan initially fail to satisfy the actual deferral percentage test set forth in Code Section 401(k)(3), such failure shall be corrected by (i) in the sole and absolute discretion of the Plan Administrator, the recharacterization of Excess Contributions as After-Tax Contributions to the extent and for the purposes permitted by Code Section 401(k)(8), and (ii) the distribution, within the period set forth in Code Section 401(k)(8), of Excess Contributions that are not recharacterized (adjusted by any income or loss attributable to such Excess Contributions) to the Participants to whom such Excess Contributions are distributable under Code Section 401(k)(8). Any previous distributions of Excess Deferral Amounts pursuant to Section (11) shall be taken into account, in accordance with applicable law, in determining the amount of Excess Contributions for purposes of this Section (10)(b).
With respect to any Participant, the Excess Contributions that are recharacterized or distributed shall be deemed to consist first of Supplemental Before-Tax Contributions; and second, after all such Supplemental Before-Tax Contributions have been recharacterized or distributed, Basic Before-Tax Contributions. Notwithstanding anything herein to the contrary, if a Basic Before-Tax Contribution is distributed to a Participant, the Matching Contribution allocated with respect to such Basic Before-Tax Contribution shall be forfeited except to the extent that such Matching Contribution would be distributed pursuant to Section (10)(c).
(c) In the event that contributions and forfeitures under the Plan initially fail to satisfy the contribution percentage test set forth in Code Section 401(m)(2), such failure shall, except as otherwise provided in this Section (10)(c), be corrected by the distribution, within the period set forth in Code Section 401(m)(6), of Excess Aggregate Contributions (adjusted by any income or loss attributable to such Excess Aggregate Contributions) to the Participants to whom such Excess Aggregate Contributions are distributable under Code Section 401(m)(6). If a Forfeitable Matching Contribution would be distributed under this Section (10)(c) but for this sentence, such Matching Contribution shall be forfeited. For purposes of the preceding sentence, a Forfeitable Matching Contribution is a Matching Contribution that is not vested under Article X(8)(a) as of the last day of the Plan Year for which the Matching Contribution is allocated.
With respect to any Participant, the Excess Aggregate Contributions that are distributed (or forfeited) shall be deemed to consist first of Supplemental After-Tax Contributions; second, after all such Supplemental After-Tax Contributions have been distributed, Basic After-Tax Contributions and the corresponding amount of Matching Contributions; and third, after all such Basic After-Tax Contributions and corresponding Matching Contributions have been distributed, other Matching Contributions.

(d) In the event that contributions and forfeitures under the Plan initially fail to satisfy both the actual deferral percentage test and the contribution percentage test, the correction described in Section (10)(b) with respect to the actual deferral percentage test shall apply first.
(e) For purposes of this Section (10), the determination of the income or loss attributable to Excess Contributions or Excess Aggregate Contributions shall be made in accordance with Article IX. The applicable income or loss shall be determined through date of distribution (or a date no more than seven days before the date of distribution).
(f) Distributions under this Section (10) shall be made notwithstanding any other provision of the Plan.
(g) Notwithstanding anything herein to the contrary, with respect to any Plan Year, the Corporation, on behalf of the Employing Companies, may, in its sole and absolute discretion, make QNECs. Any such QNECs shall be allocated among the Accounts of all Employees in proportion to their Base Salary for the Plan Year, except to the extent that the Corporation elects to allocate the QNECs only among specific Employees that it designates. Any such QNECs shall be taken into account for purposes of applying this Section (10), provided that such QNECs must satisfy the requirements of Treasury Regulation section 1.401(k)-2(a)(6)(iv).
(h) For purposes of the tests in Code Sections 401(k)(3) and 401(m)(2) (taking into account all applicable rules as of the effective dates of such rules, including the rules under Code Section 401(m)(9) and the rules regarding the aggregation of plans and contributions), as set forth in this Section (10):
(i) The current year testing method (as described in the last sentence of Code Section 401(k)(3)(A) and the last sentence of Code Section 401(m)(2)(A)) shall be used, and
(ii) Internal Revenue Service guidance that has been or shall be issued under the applicable Code Sections is hereby incorporated by reference, subject to any applicable effective dates and transition rules contained therein.
(11) LIMIT ON ELECTIVE DEFERRALS:
(a) With respect to any Participant, the sum, for a calendar year, of (i) Before-Tax Contributions under this Plan, and (ii) Elective Deferrals under all other plans, contracts, or arrangements maintained by the Employer, shall not exceed the limit in effect for such year under Code Section 402(g).
(b) If, notwithstanding the prohibition in Section (11)(a), a Participant has exceeded the limit on Elective Deferrals set forth in Code section 402(g) for a calendar year, the Participant may request a distribution of any or all of his Excess Deferral Amount, adjusted by income or loss attributable thereto for the calendar year. Such request must be made in a manner prescribed by the Plan Administrator no later than the following March 1. Such request shall include the Participant’s statement of the Participant’s Excess Deferral Amount and the portion of such Excess Deferral Amount requested to be distributed from the Plan. The Plan

Administrator may require further information or evidence from the Participant to establish the foregoing. However, with respect to an Excess Deferral Amount that exists taking into account solely Elective Deferrals under plans, contracts, and arrangements of the Employer, the Employer may submit the request to the Plan Administrator and such request may be submitted on or before the following April 15.
Any Excess Deferral Amount for which a request is properly submitted under the preceding paragraph, and the income or loss attributable thereto for the calendar year to which the Excess Deferral Amount relates, shall be distributed no later than April 15 of the immediately succeeding calendar year, notwithstanding any other provisions of the Plan. The determination of income or loss attributable to Excess Deferral Amounts shall be made in accordance with Article IX.
A distribution made under this Section (11)(b) may be made prior to the expiration of the calendar year to which the excess deferral relates, but in no event earlier than the date on which the Plan received the excess deferral.
Any distribution made under this Section (11)(b) shall be designated in a manner prescribed by the Plan Administrator as a distribution of excess deferrals; the request submitted by the Participant or the Employer shall be deemed to be a designation by the Participant of the distribution as a distribution of excess deferrals.
The Excess Deferral Amount shall be reduced in accordance with Treasury Regulation § 1.402(g)-1(e)(6) (or any applicable successor provision).
(12) MAXIMUM ADDITIONS:
(a) Notwithstanding anything contained herein to the contrary, the Annual Addition of a Participant for any Plan Year shall not exceed the limits set forth under Code Sections 415(c)(1) and 415(d).
(b) If a Participant’s projected Annual Addition for a Plan Year would exceed the limitations of subsection (a), the necessary reductions in Annual Additions shall be made pursuant to Article III(13) and in the following order: first, under this Plan, and secondly, under any other Defined Contribution Plan. Any reductions required under this Plan, to satisfy the limitations of subsection (a), shall be made first, by reducing the amount of the Participant’s Supplemental After-Tax Contributions; second, by reducing the amount of the Participant’s Supplemental Before-Tax Contributions; third, by reducing the amount of the Participant’s Basic After-Tax Contributions, which shall thereby reduce the amount of related Matching Contributions; fourth, by reducing the amount of the Participant’s Basic Before-Tax Contributions, which shall similarly reduce the amount of related Matching Contributions; fifth, by reducing any remaining Matching Contributions; and sixth, by reducing Nonelective Contributions.
(c) If, notwithstanding subsections (a) and (b), the Annual Addition to a Participant’s Account for any Plan Year would cause the limitations contained in subsection (a) or (b) to be exceeded as a result of the allocation of forfeitures, a reasonable error in estimating a

Participant’s Compensation, a reasonable error in determining the amount of Elective Deferrals that may be made with respect to any Participant under the limits of Code Section 415, or other circumstances which the Internal Revenue Service deems sufficient to invoke the rules of this provision, then such Annual Additions shall be reduced, but only to the extent necessary to satisfy such limitations, in the following manner and in the following order:
(i) The first reduction shall consist of Supplemental After-Tax Contributions included in such Annual Addition, which, together with any earnings attributable thereto, shall be returned to such Participant;
(ii) The second reduction shall consist of Supplemental Before-Tax Contributions included in such Annual Addition, which together with any earnings attributable thereto, shall be returned to such Participant;
(iii) The third reduction shall consist of Basic After-Tax Contributions included in such Annual Addition, which, together with any earnings attributable thereto, shall be returned to such Participant; and the Participant’s Account shall also be reduced by the amount of related Matching Contributions, including any earnings attributable thereto;
(iv) The fourth reduction shall consist of Basic Before-Tax Contributions included in such Annual Addition, which, together with any earnings attributable thereto, shall be returned to such Participant; and the Participant’s Account shall also be reduced by the amount of related Matching Contributions, including any earnings attributable thereto.
(v) The fifth reduction shall consist of nonelective employer contributions included in such Annual Addition (and any earnings attributable thereto).
(d) Any reduction of Matching Contributions or nonelective contributions under subsection (c)(iii), (iv), or (v), shall be treated in accordance with Treasury Regulation § 1.415-6(b)(6)(ii) (or any applicable successor provision).
(e) For purposes of applying this Section (12), the compensation taken into account with respect to a Participant shall be such Participant’s Compensation.
(13) COMPLIANCE:
Notwithstanding anything herein to the contrary, the Plan Administrator shall, on a prospective basis, reject any election under Sections (2) or (4) or reduce the amount of Before-Tax Contributions or After-Tax Contributions elected (and the corresponding Matching Contributions), even if such election has already become effective, to the extent that the Plan Administrator, in its sole and absolute discretion, deems it necessary or appropriate to ensure that contributions under the Plan comply with the rules set forth in Sections (10), (11), or (12), or otherwise to ensure the Plan’s qualified status or to ensure that the Plan’s cash or deferred arrangement is qualified under Code Section 401(k).
The Plan Administrator’s authority under the preceding paragraph to reject or reduce an election based on the rules set forth in Section (10) or on other nondiscrimination rules shall apply not only to Highly Compensated Employees but also to Employees that the Plan Administrator considers in its sole and absolute discretion to be similarly situated. For example, an individual who is first employed by the Employer in the current Plan Year may not be a Highly Compensated Employee but the Plan Administrator could, in its sole and absolute discretion, consider him to be similarly situated with respect to Highly Compensated Employees if, inter alia, such individual’s rate of base pay equals or exceeds the dollar amount in effect in the preceding Plan Year under Code Section 414(q)(1)(B)(i).
In the event of a rejection or reduction described in the preceding paragraphs with respect to Before-Tax Contributions, the Plan Administrator may, in its sole and absolute discretion and to the extent permitted under the Code and ERISA, treat the affected Eligible Employee as having elected to make After-Tax Contributions in lieu of Before-Tax Contributions; such After-Tax Contributions shall be Basic After-Tax Contributions or Supplemental After-Tax Contributions, as determined under the otherwise applicable provisions of this Plan. The preceding sentence shall apply, in the converse, to rejections or reductions with respect to After-Tax Contributions.
Any reduced election under the first paragraph of this Section (13) or deemed election under the third paragraph of this Section (13) shall be subject to all otherwise applicable requirements, including those set forth in Section (1)(a), provided that a reduced election and/or deemed election attributable to the limits set forth in Sections (11)(a) or (12) shall only be subject to such requirements to the extent required by law.
All acts of the Plan Administrator under this Section (13) shall be made in a manner permitted under the Code and ERISA.
(14) HIGHLY COMPENSATED EMPLOYEE STATUS:
Notwithstanding anything herein to the contrary, for purposes of all provisions of the Code that refer to the definition of “highly compensated employee” contained in Code Section 414(q), the definition in this Plan of “highly compensated employee” shall be the definition contained in Article I(49).
(15) CATCH-UP CONTRIBUTIONS:
For purposes hereof, “Catch-Up Contribution” shall mean an Elective Deferral permitted under Code Section 414(v). An employee who is eligible to make Elective Deferrals under this Plan, who has attained age 50 before the close of the Plan Year in question, and who satisfies the requirements of Code Section 414(v)(5)(A) regarding Code or Plan limits (a “Catch-Up Eligible Employee”) shall be eligible to make Catch-Up Contributions in accordance with, and subject to the limitations of, Code Section 414(v). Such Catch-Up Contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Code Sections 402(g) and 415. Such Catch-Up contributions shall be considered Supplemental Before-Tax Contributions, but shall be in addition to Supplemental Before-Tax Contributions otherwise permissible under the Plan. Such Catch-Up Contributions shall not be subject to or eligible for any employer Matching Contribution of any type. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Code Section 401(k)(3),

401(k)(11), 401(k)(12), 410(b), or 416, as applicable, by reason of the making of such Catch-Up Contributions. This Section 15 shall apply so as to permit Catch-Up contributions.
A Catch-Up Eligible Employee may elect to make Catch-Up Contributions by properly following the election procedures for Catch-Up Contributions established by the Plan Administrator. A Catch-Up Eligible Employee’s election to make Catch-Up Contributions must specify the dollar amount (in whole dollar increments ranging between $1 and the catch-up limit for the year under Code Section 414(v)) to be deducted from his pay each pay period and contributed to the Plan as a Catch-up Contribution on his behalf. Notwithstanding the foregoing, the maximum Catch-Up Contribution permitted for a year shall not exceed the maximum amount of Catch-Up Contribution permitted under Code Section 414(v) for the year.
Notwithstanding the foregoing, the election procedures for Catch-Up Contributions for Sikorsky Participants is set forth in Appendix 3.
(16) GAP PERIOD INCOME.
Notwithstanding anything in the Plan to the contrary, distributions of excess deferrals, excess contributions, and excess aggregate contributions shall not include earnings or losses from the end of the Plan Year for which the contributions were made and the date of the distributions.
Article IV.
ROTH DEFERRAL CONTRIBUTIONS
(1) GENERAL
Participants may make Roth Deferral Contributions to the Plan. An Eligible Employee’s contribution election must specify the whole dollar amount (if any) of the Eligible Employee’s Weekly Base Salary to be contributed to the Trust Fund as Roth Deferral Contributions. An Eligible Employee’s Roth Deferral Contributions will be allocated to a separate sub-account maintained for such deferrals as described in Section (2).
(2) SEPARATE ACCOUNTING
(a) Contributions and withdrawals of Roth Elective Deferrals will be credited and debited to the Roth Deferral Contribution sub-account maintained for each Participant. The Plan will maintain a record of the amount of Roth Deferral Contributions in each Participant’s account.
(b) Gains, losses, and other credits or charges must be separately allocated on a reasonable and consistent basis to each Participant’s Roth Deferral Contribution sub-account and the Participant’s other accounts under the Plan.
(c) No contributions other than Roth Deferral Contributions and properly attributable earnings will be credited to each Participant’s Roth Deferral Contribution sub-account.
(3) DIRECT ROLLOVERS

(a) Notwithstanding Article X(7)(d), a direct rollover of a distribution from a Roth Deferral Contributions sub-account under the Plan will only be made to another Roth elective deferral account under an applicable retirement plan described in Code Section 402A(e)(1) or to a Roth IRA described in Code Section 408A, and only to the extent the rollover is permitted under the rules of Code Section 402(c).
(b) Notwithstanding Article I(76) or Article III(5), the Plan will accept a rollover contribution to a Roth Deferral Contribution sub-account only if it is a direct rollover from another Roth elective deferral account under an applicable retirement plan described in Code Section 402A(e)(1) and only to the extent the rollover is permitted under the rules of Code Section 402(c).
(c) To the extent that the Plan limits direct rollovers of amounts that are reasonably expected to total less than $200 during a year, the Plan will not provide for a direct rollover (including an automatic rollover) for distributions from a Participant’s Roth Deferral Contributions sub-account if the amounts of the distributions are reasonably expected to total less than $200 during a year. In addition, any distribution from a Participant’s Roth Deferral Contributions sub-account is not taken into account in determining whether distributions from a Participant’s other sub-accounts are reasonably expected to total less than $200 during a year. In applying the default rollover provisions of Article X(7)(f) of the Plan, amounts in the Participant’s Roth Deferral Contributions sub-account and amounts in the Participant’s other accounts under the Plan are treated as accounts held under two separate plans in determining whether a mandatory distribution exceeds $1,000.
(d) To the extent that the Plan allows a Participant to elect a direct rollover of only a portion of an eligible rollover distribution but only if the amount rolled over is at least $500, such provision will be applied by treating any amount distributed from the Participant’s Roth Deferral Contributions sub-account as a separate distribution from any amount distributed from the Participant’s other sub-accounts in the Plan, even if the amount are distributed at the same time.
(4) CORRECTION OF EXCESS CONTRIBUTIONS
(a) In the case of a re-characterization or distribution of Excess Contributions pursuant to Article III(10), Excess Contributions that are re-characterized or distributed shall be deemed to consist first of Supplemental Roth Deferral Contributions; second, of Supplemental Before-Tax Contributions; third, of Basic Roth Deferral Contributions, and fourth, of Basic Before-Tax Contributions. If a Basic Before-Tax Contribution (including a Basic Roth Deferral Contribution) is distributed to a Participant, the Matching Contribution allocated with respect to such Basic Before-Tax Contribution (including a Basic Roth Elective Deferral) shall be forfeited except to the extent such Matching Contribution would be distributed pursuant to Article III(10)(e).
(b) In the case of a reduction in Annual Additions under Article III(12) (relating to Code Section 415), any reductions required under this Plan shall be made first, by reducing the amount of the Participant’s Supplemental After-Tax Contributions; second, by reducing the amount of the Participant’s Supplemental Roth Deferral Contributions; third, by reducing the amount of the Participant’s Supplemental Before-Tax Contributions; fourth, by reducing the amount of the Participant’s Basic-After-Tax Contributions, which shall thereby reduce the amount of related Matching Contributions; fifth, by reducing the amount of the Participant’s Basic Roth Deferral Contributions, which shall similarly reduce the amount of related Matching Contributions; sixth, by reducing the amount of the Participant’s Basic Before-Tax Contributions, which shall similarly reduce the amount of related Matching Contributions; seventh, by reducing any remaining Matching Contributions; and eighth, by reducing any Non-Elective Contributions.
(c) For the purposes of this sub-part (4), “Basic Roth Deferral Contributions” shall mean Roth Deferral Contributions which are subject to Matching Contributions, and Supplemental Roth Deferral Contributions shall mean Roth Deferral Contributions which are not subject to Matching Contributions.
(5) TREATMENT OF ROTH DEFERRAL CONTRIBUTIONS
(a) Unless specifically stated otherwise, Roth Deferral Contributions will be treated as elective deferrals for all purposes under the Plan. Accordingly, references in the Plan to “Before-Tax Contributions and After-Tax Contributions” will generally mean Before-Tax Contributions, After-Tax Contributions, and Roth Deferral Contributions. Roth Deferral Contributions shall be treated as Before-Tax Contributions for purposes of Article III(15) (Catch-up Contributions) and for purposes of Plan limitations related to actual deferral percentage test under Code section 401(k)(3) or limits on elective deferrals under Code Section 402(g).
(b) For purposes of Article III(2) and III(6) the term, “Basic Before-Tax Contributions” shall mean a combination of Basic Before-Tax Contributions and/or Roth Deferral Contributions, and for purposes of Article III(4) and III(6), the term “Basic After-Tax Contributions” shall mean a combination of Basic After-Tax Contributions and Roth Deferral Contributions. Thus, for example, for purposes of Article III(2), the amount of non-Roth Basic Before-Tax Contributions and matched Roth Deferral Contributions combined may not exceed 8% of the Participant’s Base Salary; and for purposes of Article III(6), the maximum amount of contributions which may be subject to a related Matching Contribution (including Before-Tax Contributions, Roth Deferral Contributions, and After-Tax Contributions combined) will be 8% of Base Salary.
(c) Notwithstanding (a) above, Roth Deferral Contributions shall not be counted for purposes of Article VI(1) (After-Tax Withdrawals). Roth Deferral Contributions (including rollovers of Roth amounts and In-Plan Roth Rollover amounts) may be transferred to a Roth Self-Directed Brokerage Account under Article IX of the Plan. Roth Deferral Contributions (including rollovers of Roth amounts and In-Plan Roth Rollover amounts, but excluding Roth Deferral Contributions, rollovers of Roth amounts, and In-Plan Roth Rollover amounts invested in a Roth Self-Directed Brokerage Account) shall be available for a loan from the Plan under Article XI.
(6) DEFINITIONS

(a) Roth Deferral Contribution shall mean an elective deferral that is:
(i) Designated irrevocably by the Participant at the time of the cash or deferred election as a Roth elective deferral that is being made in lieu of all or a portion of the Before-Tax Contributions the Participant is otherwise eligible to make under the Plan; and
(ii) Treated as includible in the Participant’s income at the time the Participant would have received that amount in cash if the Participant had not made a cash or deferred election.
Article V.
IN-PLAN ROTH ROLLOVERS
(1) DEFINITIONS
(a) In-Plan Roth Rollover. “In-Plan Roth Rollover” means an Eligible Rollover Distribution that a Participant elects to convert and deposit in his or her In-Plan Roth Rollover Account via a direct rollover.
(b) In-Plan Roth Rollover Sub-Account. “In-Plan Roth Rollover Sub-Account” means the subaccount to which an In-Plan Roth Rollover is deposited.
(c) Eligible In-Plan Roth Rollover Participant. The term “Eligible In-Plan Roth Rollover Participant” includes:
(i) A Participant who has not terminated employment with the Company regardless of age (“Active In-Plan Roth Rollover Participant”);
(ii) Participant who has not terminated employment with the Company and who has attained age 59 1/2 (“Age 59 1/2 In-Plan Roth Rollover Participant”);
(iii) Participant who has terminated employment with the Company (“Terminated In-Plan Roth Rollover Participant”); and
(iv) The Spouse of a deceased Participant who is the beneficiary of the Participant’s Account or the spouse or former spouse of a Participant who is an alternate payee under a Qualified Domestic Relations Order (“Spousal In-Plan Roth Rollover Participant”).
(d) In-Service Distribution. “In-Service Distribution” means an amount that is available for distribution while a Participant is actively employed by the Company.
(2) IN-PLAN ROTH ROLLOVERS
(a) Type and Frequency of In-Plan Roth Rollovers. Notwithstanding anything in the Plan to the contrary, an Eligible In-Plan Roth Rollover Participant may elect to convert all or a portion of his or her distributable savings Plan Account sources as an In-Plan Roth Direct Rollover one time per calendar year. An In-Plan Roth Rollover may not be accomplished through a 60-Day Rollover.

(b) In-Plan Roth Rollover Sub-Accounts. In-Plan Roth Rollover amounts will be transferred from the sub-account in which such amounts are held prior to the In-Plan Roth Rollover into an In-Plan Roth Rollover Sub-Account in the Participant’s Roth Deferral Contribution sub-account. Any such transfer shall be made on a pro-rata basis from the available sources described in Section (2)(c)(i)-(iv).
(c) Amounts available for In-Plan Roth Rollovers. In addition to any Eligible Rollover Distribution available under the Plan and notwithstanding anything contained in the Plan (including Article IV(3) of the Plan) to the contrary, an Eligible In-Plan Roth Rollover Participant may elect an In-Plan Roth Rollover with respect to all or any portion of the distributable savings plan Account (excluding Roth Deferral Contributions and amounts distributable as In-Service Withdrawals subject to spousal consent) as follows:
(i) Active In-Plan Roth Rollover Participants. Subject to the exclusions in Section 2(d) below, an Active In-Plan Roth Rollover Participant may elect an In-Plan Roth Rollover with respect to:
(A) Rollover Contributions and earnings thereon;
(ii) Active In-Plan Roth Rollover Participants under Age 59 1/2 who have been Participants in the Plan for at least 5 Years. Subject to the exclusions in Section (2)(d) below, an Active In-Plan Roth Rollover Participant under Age 59 1/2 who has been a Participant in the Plan for at least 5 years, may elect an In-Plan Roth Rollover with respect to:
(A) Contributions and earnings described in Section (2)(c)(i) above;
(B) Matching Contributions (except as otherwise provided in this Article V) and earnings thereon;
(iii) Age 59 1/2 In-Plan Roth Rollover Participants. Subject to the exclusions in Section (2)(d) below, an Age 59 1/2 In-Plan Roth Rollover Participant may elect an In-Plan Roth Rollover with respect to:
(A) Contributions and earnings described in Section (2)(c)(i) and (ii) above;
(B) Before-Tax Contributions (excluding Roth Deferral Contributions) and earnings thereon;
(iv) Terminated In-Plan Roth Rollover Participants and Spousal In-Plan Roth Rollover Participants. Excluding Nonelective Contributions, a Terminated In-Plan Roth Rollover Participant or a Spousal In-Plan Roth Rollover Participant may elect an In-Plan Roth Rollover with respect to contributions and earnings described in Section (2)(c)(i), (ii), and (iii) above.
(v) After-Tax In-Plan Roth Rollover. An In-Plan Roth Rollover Participant may elect an In-Plan Roth Rollover with respect to After-Tax Contributions and earnings thereon. Any amount requested for such an In-Plan Roth Rollover shall only be taken from the Participant’s After-Tax Contributions balance (on a pro-rata basis from the available after-tax sources that make up such balance). Both After-Tax Contributions and earnings thereon shall be converted proportionally for all such In-Plan Roth Rollovers.
(d) Amounts Not Eligible for In-Plan Roth Rollover. Notwithstanding the foregoing, the following types of contributions (and earnings thereon) are not eligible for In-Plan Roth Rollover by a Participant who is an active Employee of the Company:
(i) Contributions that require Spousal Consent for in-service distribution or distribution after termination of employment with the Company;
(ii) Contributions made as Roth Deferral Contributions or rollovers of Roth amounts; and
(iii) Hardship withdrawals.
(e) Additional In-Service Distributions for In-Plan Roth Rollovers. To the extent that the Plan currently does not provide for in-service distributions (withdrawals) of the contribution sources described this Article V, the Plan is amended to provide for in-service distributions of such contribution sources, at the time a Participant has satisfied the conditions set forth in this Article V above, but only for the purposes of facilitating an In-Plan Roth Rollover and not for any other distribution or withdrawal.
(f) Spousal Consent. Regardless of any Spousal Consent requirements set forth in the Plan, Spousal Consent is not required in connection any In-Plan Roth Rollover of an eligible contribution source.
(g) Restrictions on Immediate Distributions. Any In-Plan Roth Rollover shall be taken into account in determining any cash-out threshold or other restrictions on immediate distribution and a notice of the Participant’s right to defer receipt of the distribution is not triggered by an In-Plan Roth Rollover.
(h) Code Section 411(d)(6) Cutback. In no event shall this Article V eliminate any distribution right under the Plan that is protected under Code Section 411(d)(6).
(i) Code Section 408A(d)(6) Recharacterization. The recharacterization rules set forth in Code section 408A(d)(6) do not apply to an In-Plan Roth Rollover from the Plan.
(j) Administrative Procedures. The Plan Administrator shall establish rules, fees, and procedures with respect to In-Plan Roth Rollovers which shall be applied in a uniform and nondiscriminatory manner. No tax withholding shall be applied to In-Plan Roth Rollovers, and all Eligible In-Plan Roth Rollover Participants are responsible for paying all applicable taxes on In-Plan Roth Rollovers.

Article VI.
WITHDRAWALS
(1) WITHDRAWALS OF AFTER-TAX, ROLLVER, AND MATCHING CONTRIBUTIONS:
(a) A Participant may, for any purpose, withdraw any portion of his Account attributable to: (i) After Tax Contributions, (ii) Rollover Contributions, and (iii) Non-ESOP Matching Contributions made to the Plan prior to March 1, 1999.
(b) Any withdrawal of After-Tax Contributions under this Section (1) shall be made in the following order:

Order	After-Tax Contribution Source
First	Base Salary After-Tax Contributions
Second	Ratification Bonus After-Tax Contributions
Third	ICOLA After-Tax Contributions
Fourth	After-Tax Rollover Contributions
Fifth	In-Plan Roth Rollover of After-Tax Contributions
Any withdrawal of Rollover Contributions under this Section (1) shall be made in the following order:

Order	Rollover Source
First	Rollover Contributions (Non-After Tax/Roth)
Second	Sikorsky Rollover Contributions
Third	Roth Rollover Contributions
Fourth	In-Plan Roth Rollover of Rollover Contributions

(1) HARDSHIP WITHDRAWALS:
(a) (i) A Participant may, on account of hardship, withdraw any portion of his Account attributable to Before-Tax Contributions. A Participant shall be deemed to have incurred a hardship only if he demonstrates to the satisfaction of the Plan Administrator that the distribution is on account of an immediate and heavy financial need of the Participant and is necessary to satisfy the need. The amount withdrawn may not exceed the portion of the Participant’s Account attributable to the amounts described in the first sentence of this subsection (a)(i) reduced by any previous withdrawals and outstanding loans with respect to such amounts. In determining the existence of a hardship and the amount required to be distributed to meet the need created by the hardship, the Plan Administrator shall act on the basis of such information and evidence as it shall require from the Participant.

(ii) Any withdrawal under this Section (2) shall be made on a pro-rata basis from the available sources described in (a)(i).
(b) A request for a withdrawal will be considered to be on account of an immediate and heavy financial need if the withdrawal is for:
(i) expenses for medical care previously incurred by the Participant, the Participant’s spouse, or any dependents (as defined in Code Section 152) of the Participant, or expenses necessary for these persons to obtain medical care (but limited to expenses for medical care that are deductible under Code Section 213(d), determined without regard to whether the expenses exceed 7.5% of adjusted gross income);
(ii) the need to prevent the Participant’s eviction from his principal residence or foreclosure on the mortgage on the Participant’s principal residence;
(iii) non-reimbursed expenses directly related to a fire, explosion, flood, wind, rain, lightning, snow, sleet, hail, ice, volcanic eruption, tidal wave, earthquake, mud slide, or other similar natural disaster;
(iv) non-reimbursed expenses not described in clause (i) above which are directly related to institutionalizing the Participant, his spouse, or any dependents (as defined in Code Section 152) in a hospital, facility to care or educate the mentally or physically handicapped, nursing home, skilled care facility, hospice, in-patient substance abuse center, rehabilitation center, or institution of a similar nature, excluding camps, detention centers, jails, or prisons;
(v) non-reimbursed expenses directly related to the burial of the Participant’s spouse or dependents (as defined in Code Section 152, without regard to Code Section 152(d)(1)(B)), including travel expenses only if the burial costs have been borne by the Participant, and excluding lost wages in administering an estate, preparing for a funeral, or attending a funeral;
(vi) non-reimbursed tuition, room and board, books, and fees for the next school-year of primary (grades 1 through 8), secondary (grades 9 through 12), or post-secondary education for the Participant, his spouse, or dependents (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)), excluding expenses related to enrollment in child care or day care facilities and for instruction in music, dance, athletics, and the like outside of the student’s basic education curriculum;
(vii) the need to replace gross wages (net of disability benefits, workers compensation insurance, or any other payment received as a result of prolonged absence) ordinarily paid by the Employing Company to the Participant, but only if:
(A) (I) the Participant has been on prolonged absence status for at least four (4) consecutive weeks, or (II) the Participant’s Spouse has, with respect to his employment, been on prolonged absence status for at least four (4) consecutive weeks, and

(B) the Participant requests a withdrawal by filing with the Plan Administrator while he or his Spouse is on prolonged absence status or within thirty (30) days after he or his Spouse returns to active payroll status or within thirty (30) days after the prolonged absence status of the Participant or his Spouse has otherwise been terminated; or
(viii) down-payment, closing costs, and other non-reimbursed expenses directly related to the purchase, construction, or major renovation of the Participant’s principal residence, excluding expenses related to repairs, remodeling, decorating, landscaping, refinancing, mortgage payments, leasing, or real property taxes or homeowners’ dues other than such taxes or dues payable as part of closing costs. For purposes of this clause (viii), a residence shall be treated as undergoing a major renovation only if the expenditures materially extend the useful life of the residence and significantly upgrade its usefulness through:
(A) gutting and extensive reconstruction of major structural components;
(B) major repairs, limited to expenses necessary to bring major housing components and systems into compliance with local building, health, or safety codes or otherwise make the dwelling habitable;
(C) changing the floor plan by tearing down existing interior walls and partitions and building new walls, partitions, and doors;
(D) enlarging the dwelling by increasing the total volume, other than increasing interior floor space resulting from interior remodeling; or
(E) completion of construction of areas not completed in the original construction of the dwelling.
(ix) effective as of such date as may be established by the Plan Administrator, expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Code Section 165 (determined without regard to whether the loss exceeds 10% of adjusted gross income).
(c) To the extent permitted by applicable law, for purposes of applying sub-part (b)(i), (b)(iv), (b)(v), and (b)(vi) above (relating to immediate financial need for certain medical, funeral, and tuition expenses under the Plan’s hardship withdrawal provisions), a person who is the Participant’s primary Beneficiary will be treated as if he were the Participant’s dependent. For purposes of sub-part (b), a Participant’s primary Beneficiary shall mean an individual who is named as Beneficiary under the Plan and has an unconditional right to all or a portion of the Participant’s Account upon the death of the Participant.
(d) A withdrawal will be considered necessary to satisfy an immediate and heavy financial need if:
(i) the distribution is not in excess of the amount of the immediate and heavy financial need (including, to the extent requested by the Participant, any amounts necessary to pay any income taxes or penalties reasonably anticipated to result from the distribution);
(ii) the Participant has obtained all distributions, other than hardship distributions, and all nontaxable (at the time of the loan) loans currently available under all plans maintained by the Employer; and
(iii) the Participant submits a written representation that the need cannot reasonably be relieved through (A) reimbursement or compensation by insurance or otherwise, (B) liquidation of the employee’s assets, (C) cessation of Before-Tax and After-Tax Contributions, or (D) other distributions (including the distribution of Allocated Dividends and other dividends in accordance with Code Section 404(k)) or nontaxable (at the time of the loan) loans from any employer’s plan, or by borrowing from commercial sources on reasonable commercial terms, in an amount sufficient to satisfy the need; provided that the Employer does not have actual knowledge to the contrary.
(e) No Participant shall be suspended from making Before-Tax or After-Tax Contributions on account of a hardship withdrawal.
(2) WITHDRAWALS AFTER AGE 59 1/2:
Any Participant who has attained the age of 59 1/2 may withdraw any portion of his Account. Any withdrawal under this Section (3) shall be made on a pro-rata basis from all available sources.
(3) PROCEDURE FOR WITHDRAWAL:
A Participant may withdraw amounts under this Article VI only upon following procedures established by the Plan Administrator. Withdrawals shall be distributed within an administratively reasonable time after completion of such procedures and, in the case of a withdrawal on account of hardship, the determination of a hardship in accordance with the Plan’s normal processing standards. In the event that the portion of the Participant’s Account from which the withdrawal is made is invested in more than one Investment Fund at the time of any withdrawal, the amount withdrawn shall be charged to each Investment Fund in proportion to the value of the investment of such portion of his Account in such Investment Fund on such processing date. Any amount distributed under this Article VI shall be distributed in cash, provided that with respect to amounts withdrawn from the ESOP Fund or the Company Stock Fund, the Participant may elect to have all or part of such distribution made in Shares (with fractional Shares paid in cash). A Participant who elects to repay the balance of a loan using direct debit (ACH) as described in Article XI(2)(f) must wait 15 days from the date the Participant provides his direct debit banking information before he can request any withdrawal from his Account pursuant to this Article VI.
(4) VALUATION PROCEDURES:
Each withdrawal under this Article VI shall be charged to the Participant’s Account on the day on which the withdrawal request is processed in accordance with the Plan’s procedures.

Article VII.
TRUST FUND
(1) CONTRIBUTIONS AND ASSETS:
(a) With respect to the Plan, all contributions will be paid into a Trust comprised of the Savings Trust and the ESOP Trust. The ESOP Trust shall be held by the ESOP Trustee and shall contain the ESOP Fund and the Company Stock Fund. The Savings Trust shall be held by the Savings Trustee and shall contain all assets of the Plan other than those held in the ESOP Fund or the Company Stock Fund.
(b) Corporation Matching Contributions and Corporation Nonelective Contributions for a Plan Year shall be paid to the Trust Fund at the time or times determined by the Corporation in its sole and absolute discretion, provided that such payments shall be made no later than the time prescribed by law (including extensions) for filing the Corporation’s federal income tax return for the taxable year of the Corporation with or within which the Plan Year ends. Before-Tax and After-Tax Contributions will be transferred to the Trust Fund within the time period required by law.
(c) The Trust Fund will be held, invested, and disbursed by the Trustee acting in accordance with the provisions of the Plan and the Trust Agreement. All benefits payable hereunder will be paid from the Trust Fund.
(d) Notwithstanding anything herein to the contrary, to the extent provided in the Trust Agreement, some or all of the Trust Fund may be held in a group trust, provided that the group trust and the group trust instrument satisfy all applicable requirements such that:
(i) The group trust is exempt from taxation under Code Section 501(a) with respect to its funds that equitably belong to participating trusts described in Code Section 401(a), and
(ii) The status of individual trusts as qualified under Code Section 401(a) and exempt from taxation under Code Section 501(a) will not be affected by the pooling of their funds in the group trust.
In the event that any part of the Trust Fund is held in a group trust pursuant to this subsection (d), (A) the group trust instrument is adopted as a part of this Plan with respect to such part of the Trust Fund, and (B) all references in this Plan to the Trust, Trust Agreement, or the Trustee (including parallel references with respect to the ESOP Trust and the Savings Trust) shall be deemed to be references to the group trust, the group trust agreement, or the group trust trustee to the extent indicated by the context and consistent with the terms of the group trust instrument.
(2) TRUST FUND:
(a) Except as otherwise provided herein, LMIMC may, in its sole and absolute discretion, from time to time appoint an Investment Manager or Managers or name a fiduciary to direct the Trustee with respect to the investment of all or any part of the Trust Fund. The Trust Fund is for the exclusive benefit of Participants and their Beneficiaries, provided that it may also be used (i) to pay any reasonable expenses arising from the operation of the Plan (including Trustee fees and expenses), (ii) to reimburse the Corporation for its advancement of any such expenses, and (iii) for any other purpose permitted by ERISA, the Code, and other applicable laws.
(b) No person shall have any interest in or right to the Trust Fund or any part thereof, except as expressly provided in the Plan.
(c) No liability for payments under the Plan shall be imposed upon LMIMC, the Plan Administrator, the Corporation, the Employing Companies, the Employer, or the employees, officers, directors, or stockholders of any of the foregoing, except as, and only to the extent, expressly provided by law, and none of the foregoing nor any fiduciary guarantees against investment loss or asset depreciation.
Article VIII.
ESOP PROVISIONS
(1) EXEMPT LOANS
(a) The Corporation may direct the ESOP Trustee to incur one or more Acquisition Loans from time to time to finance the acquisition of Leveraged Shares or to repay a prior Acquisition Loan. “Acquisition Loan” means a loan or other extension of credit, described in Code Section 4975(d)(3), used to finance the purchase of shares by the ESOP Trustee with respect to the ESOP; “Leveraged Shares” means Shares of Company Stock acquired by the ESOP Trustee with the proceeds of an Acquisition Loan; “Loan Suspense Account” means the account under which Leveraged Shares, if any, are held until released for allocation; “Allocated Dividends” means cash dividends on Company Stock held in the ESOP Fund and allocated to Participants’ Accounts; and “Unallocated Dividends” means cash dividends on Leveraged Shares that are not allocated to a Participant’s Account. An Acquisition Loan shall be used primarily for the benefit of Participants and their beneficiaries. The proceeds of each such Acquisition Loan shall be used, within a reasonable period of time after the Acquisition Loan is obtained, only to purchase Shares, to repay the Acquisition Loan or to repay any prior Acquisition Loan. Any such Acquisition Loan shall provide for a reasonable rate of interest, an ascertainable period of maturity and shall be without recourse against the Plan. Any such Acquisition Loan shall be secured solely by Shares acquired with the proceeds of the Acquisition Loan and Shares that were used as collateral on a prior Acquisition Loan which was repaid with the proceeds of the current Acquisition Loan. Such Shares pledged as collateral shall be placed in a Suspense Account and released pursuant to subpart (b) below as the Acquisition Loan is repaid. No person entitled to payment under an Acquisition Loan shall have any recourse against any ESOP assets other than the Shares used as collateral for the Acquisition Loan, Company contributions of cash that are available to meet obligations under the Acquisition Loan and earnings attributable to such collateral and the investment of such contributions. Company contributions made with respect to any Plan Year during which the Acquisition Loan remains unpaid, and earnings on such contributions, shall be deemed available to meet obligations under the Acquisition Loan, unless otherwise provided by the Company at the time such contributions are made.
(b) Any pledge of stock as collateral under this section shall provide for release of Shares so pledged upon repayment of any portion of the loan. Any Leveraged Shares shall initially be credited to the Loan Suspense Account and shall be released from such Loan Suspense Account in the proportion that the principal and interest paid on the Acquisition Loan for the Plan Year bears to the aggregate principal and interest, paid for the current Plan Year and each Plan Year thereafter, as provided in Treasury Regulation 54.4975-7(b)(8). Notwithstanding the foregoing, in the event that an Acquisition Loan is repaid with the proceeds of a subsequent Acquisition Loan (“Substitute Loan”), such repayment shall not operate to release all such Shares from the Loan Suspense Account, but, rather, such release shall be based on the application of the preceding sentence to such Substitute Loan. All Leveraged Shares that have not been released from the Loan Suspense Account shall be invested in the ESOP Fund. In the event of default upon an Acquisition Loan, the value of plan assets transferred in satisfaction of the Acquisition Loan may not exceed the amount of the default.
(c) If at any time there is more than one Acquisition Loan outstanding, separate accounts shall be established under the Loan Suspense Account for each such Acquisition Loan. Each Acquisition Loan for which a separate account is maintained shall be treated separately for purposes of the provisions governing the release of Shares from the Loan Suspense Account under this Section (1).
(d) All Leveraged Shares that have been released from the Loan Suspense Account as a result of loan amortization payments made during the Plan Year that have not been otherwise allocated shall be allocated pursuant to this subsection (d). For any calendar month, such Leveraged Shares shall be allocated to an ESOP Participant’s Account in the same proportion that the sum of the Participant’s Basic Before-Tax Contributions and Basic After-Tax Contributions made with respect to such calendar month bears to the total amount of all ESOP Participants’ Basic Before-Tax Contributions and Basic After-Tax Contributions made with respect to such calendar month. All Leveraged Shares that have not been released from the Loan Suspense Account shall be invested in the ESOP Fund.
(e) The Corporation shall contribute an amount sufficient to enable the ESOP Trustee to pay any currently maturing obligation under an Acquisition Loan, without regard to the Corporation’s accumulated earnings and profits, but taking into account any use of dividends to make payment on the Acquisition Loan. Payments of principal and interest on any Acquisition Loan under this section shall be made by the ESOP Trustee at the direction of the Company solely from (i) Company Contributions available to meet obligations under the loan, (ii) earnings from the investment of such contributions, (iii) earnings attributable to stock pledged as collateral for the Acquisition Loan, (iv) other dividends on stock to the extent permitted by law, (v) the proceeds of a subsequent loan made to repay the loan, and (vi) the proceeds of the sale of any stock pledged as collateral for the loan. The contributions and earnings available to repay the Acquisition Loan must be accounted for separately until the Acquisition Loan is repaid.

(f) Upon a complete termination of the Plan or the ESOP feature, any unallocated Leveraged Shares shall be sold to the Corporation on the open market. The proceeds of such sale shall be used to satisfy any outstanding Acquisition Loan and the balance of any funds remaining shall be allocated to each Participant’s Account based on the proportion that the Matching Contributions for the current Plan Year to such Participant’s account bears to the total Matching Contributions for the current Plan Year to all participants’ Accounts.
(2) INVESTMENT OF ESOP CONTRIBUTIONS:
ESOP Contributions shall be wholly invested in the ESOP Fund, except as otherwise provided by reason of an investment under Section (4) or by reason of an election under Article IX with respect to Directable ESOP Contributions.
(3) PUT OPTION:
(a) Except as provided in Treasury Regulation § 54.4975-7(b) (or any applicable successor provision) and subsection (b), or as otherwise required by law, no securities acquired with the proceeds of an Acquisition Loan may be subject to a put, call, or other option, or buy-sell or similar arrangement while held by and when distributed from the Plan, whether or not the Plan at that time contains an ESOP Feature.
(b) A Share distributed from the ESOP Fund must be subject to a put option if the Share is not readily tradable on an established market (within the meaning of Code Section 409(h)). Such put options shall be subject to the provisions of this Section (3) and, notwithstanding anything herein to the contrary, all other applicable provisions of law. The put option must be exercisable only by a participant, by the participant’s donees, or by a person (including an estate or its distributee) to whom the security passes by reason of a participant’s death. (Under this subsection (b), “participant” means a participant and beneficiaries of the participant under the ESOP Feature.) The put option must permit a participant to put the security to the Corporation. Under no circumstances may the put option bind the Plan. However, it shall grant the Plan an option to assume the rights and obligations of the Corporation at the time that the put option is exercised. If it is known at the time a loan is made that Federal or state law will be violated by the Corporation’s honoring such put option, the put option must permit the security to be put, in a manner consistent with such law, to a third party (e.g., an affiliate of the Corporation’s or a shareholder other than the Plan) that has substantial net worth at the time the loan is made and whose net worth is reasonably expected to remain substantial.
(c) A put option described in subsection (b) shall be exercisable during the 60-day period which begins on the date the security subject to the put option is distributed by the Plan. If such a put option is not exercised within such 60-day period, the put option shall be exercisable for an additional 60-day period in the following plan year, in accordance with applicable law.
(d) The provisions of this subsection (d) shall apply to a put option described in subsection (b).
(i) A put option is exercised by the holder notifying the Corporation in writing that the put option is being exercised.

(ii) The period during which a put option is exercisable does not include any time when a distributee is unable to exercise it because the party bound by the put option is prohibited from honoring it by applicable Federal or state law.
(iii) The price at which a put option must be exercisable is the value of the security, determined in accordance with Treasury Regulation § 54.4975-11(d)(5) (or any applicable successor provision), Code Section 401(a)(28)(C), and other applicable laws.
(iv) The provisions for payment under a put option must meet the following requirements:
(A) In the case of a distribution within one taxable year to the recipient of the balance to the credit of the recipient’s Account, there must be adequate security and a reasonable interest rate with respect to any deferral of payments and payments must be made at least as rapidly as substantially equal periodic payments (not less frequently than annually) over a period beginning within 30 days after the date the put option is exercised and ending not more than 5 years after such date.
(B) In the case of a distribution not subject to subparagraph (A), payment under the put option must be completed within 30 days after the date the put option is exercised.
(v) Payment under a put option must not be restricted by the provisions of a loan or any other arrangement, including the terms of the employer’s articles of incorporation, unless so required by applicable state law.
(e) Except as otherwise permitted in Treasury Regulation § 54.4975-11(a)(3)(ii) (or any applicable successor provision), the protections and rights described in subsections (a) through (d) are non-terminable and thus shall continue to exist if the Acquisition Loan is repaid or the Plan ceases to contain an ESOP Feature.
(4) DIVERSIFICATION RIGHTS:
(a) (i) Notwithstanding any other provision of the Plan, a Participant may elect to invest his Diversification Account pursuant to Section (4)(a)(ii).
(ii) The amount to which an election under subsection (a)(i) applies may be invested in any manner that would be permitted under Article IX if such amount were attributable to Before-Tax Contributions, provided that for purposes of such an investment election, the total amount potentially subject to the election shall be treated as the Participant’s entire Account. All amounts that are attributable to an actual election under subsection (a)(i) and to an investment under the preceding sentence may be further invested in any manner that would be permitted under Article IX if such amounts were attributable to Before-Tax Contributions, provided that for this purpose, the total amounts attributable to elections under subsection (a)(i) shall be treated as the Participant’s entire Account.
(b) With respect to any Participant, amounts invested under subsection (a) (and the earnings attributable to such amounts) shall, to the extent attributable to the Stock Bonus

Component, be included in the Profit-Sharing Component, except that amounts invested under subsection (a) in the Company Stock Fund or the ESOP Fund shall be included in the Stock Bonus Component.
(c) For purposes of this Section (4), an amount shall be treated as invested under subsection (a) with respect to a Participant only if such Participant has, at one or more times, invested such amount in an Investment Fund other than the ESOP Fund.
(5) DIVIDENDS ON SHARES:
(a)  All Allocated Dividends with respect to Shares in the ESOP Fund shall, in a manner consistent with Code Section 404(k) and to the extent permitted by law, at the election of the Participant (or, in the case of a deceased Participant, his Beneficiary) either (x) be retained in the Account of the applicable Participant or Beneficiary and reinvested in Company Stock, subject to the otherwise applicable provisions of this Plan, or (y) be paid out to the applicable Participant (or, in the case of a deceased Participant, his Beneficiary) at such time and in such manner as established by the Corporation (but not later than the date that is 90 days after the last day of the Plan Year in which such dividends were paid). Any election by a Participant or Beneficiary pursuant to this Section (5)(a) shall be made in accordance with rules and procedures established by the Plan Administrator. In the event a Participant or his Beneficiary does not properly make an election pursuant to this Section (5)(a), such Participant or Beneficiary will be deemed to have elected to have such Allocated Dividends retained in his Account.
Allocated Dividends with respect to Shares in the Company Stock Fund shall, in a manner consistent with Code Section 404(k) and to the extent permitted by law, be either retained in the Account of the applicable Participant, subject to the otherwise applicable provisions of this Plan, or, if elected by the Participant (or, in the case of a deceased Participant, his Beneficiary) for a Plan Year, be paid out to the applicable Participant (or, in the case of deceased Participant, his Beneficiary) at such time and in such manner as established by the Corporation (but not later than the date that is 90 days after the last day of such Plan Year). Any election by a Participant pursuant to this Section (5)(a) shall be made in accordance with rules and procedures established by the Plan Administrator. In the event a Participant does not properly make an election pursuant to this Section (5)(a), such Participant will be deemed to have elected to have such Allocated Dividends retained in his Account.
(b) An Allocated Dividend shall be treated as made with respect to a Share in the ESOP Fund if and only if such Share were held in the ESOP Fund on the record date for such Allocated Dividend. Correspondingly, an Allocated Dividend shall be treated as made with respect to a Share in the Company Stock Fund if and only if such Share were held in the Company Stock Fund and in the ESOP Feature on the record date for such Allocated Dividend.
(c) All Unallocated Dividends shall be used to repay an Acquisition Loan the proceeds of which were used to acquire the Leveraged Shares to which the Unallocated Dividends relate. The Leveraged Shares released from the Loan Suspense Account due to such repayment shall be allocated as described under Section (1)(d).

(6) VALUATION OF COMPANY STOCK:
Company Stock held in Participants’ Accounts shall be valued in such manner and as of each Valuation Date or such other dates as may be prescribed by the Plan Administrator in its sole and absolute discretion. To the extent the Corporation issues shares of Company Stock to be allocated to Participants’ Accounts in connection with the operation of the Plan, the shares issued by the Corporation shall be valued using the closing price for Company Stock as reported on the New York Stock Exchange on the date the shares are allocated to Participant Accounts. If no such price is available, the most recent closing price for Company Stock on the New York Stock Exchange will be used. Valuations of Company Stock which is not readily tradable on an established securities market shall be made in good faith by an independent appraiser appointed by the ESOP Trustee. Such independent appraiser shall meet requirements similar to those contained in Treasury Regulations under Section 170(a)(1) of the Code.
(7) TENDER/VOTING OF COMPANY STOCK
(a) Tender for Stock. All tender or exchange decisions with respect to Company Stock held in either the ESOP Fund or the Company Stock Fund by the Plan shall be made in accordance with the following provisions of this Section:
(i) In the event an offer is received by the Plan (including a tender offer for Shares subject to Section 14(d)(1) of the Securities Exchange Act of 1934 or subject to Rule 13e-4 promulgated under that Act, as those provisions may from time to time be amended) to purchase or exchange Shares held in either the ESOP Fund or the Company Stock Fund by the Plan (an “Offer”), the ESOP Trustee will advise each Participant who has part or all of his Account invested in the ESOP Fund or the Company Stock Fund of the terms of the Offer as soon as practicable after its commencement and will advise each Participant as to the procedures with a form by which he may instruct the ESOP Trustee confidentially whether or not to tender or exchange Shares allocated to his Account (including fractional Shares to 1/10th of a Share). The materials furnished to the Participants shall include (A) a notice from the ESOP Trustee that the ESOP Trustee will not tender or exchange Shares for which timely instructions are not received by the ESOP Trustee and (B) related documents provided generally to the shareholders of the Corporation pursuant to the Securities Exchange Act of 1934. LMIMC and the ESOP Trustee may also provide Participants with such other material concerning the Offer as the ESOP Trustee or LMIMC in its sole and absolute discretion determine to be appropriate, provided, however, that prior to any distribution of materials by LMIMC, the ESOP Trustee shall be furnished with complete copies of all materials. The Corporation and LMIMC will cooperate with the ESOP Trustee to ensure that Participants receive the requisite information in a timely manner. Notwithstanding anything contained herein to the contrary, in the event an Offer is issued by a person or entity other than the Corporation, prior to distributing materials under this Section (7), the ESOP Trustee may require that the issuer advance sufficient funds as are necessary to cover the cost of distributing materials to, and soliciting responses from, Participants.
(ii) The ESOP Trustee shall tender or not tender Shares or exchange Shares held in either the ESOP Fund or the Company Stock Fund and allocated to a Participant’s

Account (including fractional Shares to 1/10th of a Share) only to the extent instructed by the Participant. If tender or exchange instructions for Shares held in either the ESOP Fund or the Company Stock Fund and allocated to a Participant’s Account are not timely received by the ESOP Trustee, the ESOP Trustee will treat non-receipt as a direction not to tender or exchange such Shares.
(iii) A Participant who has ESOP Match Stock held in the ESOP Fund and allocated to his Participant’s Account and who is entitled to direct the Trustee whether or not to tender or exchange Shares held in the ESOP Fund and allocated to his Account shall separately direct the ESOP Trustee with respect to the tender or exchange of a portion of the Shares held in the ESOP Fund that are unallocated to any Participant’s Account. Such direction shall be with respect to the number of unallocated Shares held in the ESOP Fund multiplied by a fraction, the numerator of which is the number of Shares of ESOP Match Stock held in the ESOP Fund and allocated to the Participant’s Account and the denominator of which is the total number of Shares of ESOP Match Stock held in the ESOP Fund and allocated to the Accounts of all Participants. Fractional Shares shall be rounded to the nearest 1/10th of a Share. If tender or exchange instructions for Shares held in the ESOP Fund and not allocated to a Participant’s Account are not timely received by the ESOP Trustee, the ESOP Trustee will treat non-receipt as a direction to not tender or exchange such Shares.
(iv) In the event, under the terms of an Offer or otherwise, any Shares tendered for sale or exchange pursuant to such Offer may be withdrawn from such Offer, the ESOP Trustee shall follow instructions respecting the withdrawal of the securities from the Offer in the same manner and the same proportion as shall be timely received by the ESOP Trustee from the Participants entitled under this Section (7) to give instructions for the sale or exchange of securities pursuant to such Offer.
(v) (A) In the event that an Offer for fewer than all of the Shares held in the ESOP Fund and the Company Stock Fund by the Plan is received, a Participant who has been allocated Shares in the ESOP Fund and the Company Stock Fund subject to such Offer shall be entitled to direct the ESOP Trustee as to the acceptance or rejection of the Offer (as provided by paragraphs (i)-(iv) of this Section (7)(a)) with respect to the largest portion of the Company Stock in the ESOP Fund and the Company Stock Fund and allocated to his Account as may be possible, given the total number or amount of Shares that may be sold or exchanged pursuant to the Offer, based upon the instructions received from all other Participants who timely submit instructions pursuant to this Section (7) to sell or exchange Shares pursuant to such Offer, each on a pro rata basis in accordance with the number or amount of such Shares in the ESOP Fund and the Company Stock Fund and allocated to the Participant’s Account that the Participant instructs the ESOP Trustee to tender or exchange.
(B) In the case of an Offer described in subparagraph (A), the provisions of paragraph (iii) shall apply to the portion of the Shares in the ESOP Fund that are unallocated to any Participant’s Account, except that the reference in the second sentence of paragraph (iii) to “the number of unallocated Shares in the ESOP Fund” shall be deemed to be instead a reference to the excess (if any) of (I) the number of Shares in the ESOP Fund for which the Offer is made (the “Number of Offer Shares”) over (II) the number of Shares in the ESOP Fund for which there has been an acceptance under subparagraph (A) (the “Number of Allocated Shares Accepted”). This subparagraph (B) shall apply if and only if the Number of Offer Shares exceeds the Number of Allocated Shares Accepted.
(vi) In the event an Offer is received and instructions are solicited from Participants pursuant to paragraphs (i)-(v) of this Section (7)(a) regarding such Offer, and prior to termination of such Offer, another Offer is received by the Plan for the securities subject to the first Offer, the ESOP Trustee shall use best efforts under the circumstances to solicit instructions from the Participants (A) with respect to securities tendered for sale or exchange pursuant to the first Offer, whether to withdraw such tender, if possible, and, if withdrawn, whether to tender securities withdrawn for sale or exchange pursuant to the second Offer and (B) with respect to securities not tendered for sale or exchange pursuant to the first Offer, whether to tender such securities for sale or exchange pursuant to the second Offer. The ESOP Trustee shall follow all instructions received in a timely manner from Participants in the same manner and in the same proportion as provided in subsections (i)-(v) of this Section (7)(a). With respect to any further Offer for any Company Stock received by the Plan and subject to any earlier Offer (including successive Offers from one or more existing offerors), the ESOP Trustee shall act in the same manner as described above.
(vii) A Participant’s instructions to tender or exchange Shares will not be deemed a withdrawal or suspension from the Plan or a forfeiture of any portion of the Participant’s interest in the Plan. Participants are designated Named Fiduciaries for the purposes of making tender or exchange decisions with respect to (A) Shares in their Diversification Account, and (B) Shares in the ESOP Fund that are not allocated to any Participant’s Account, provided that subparagraph (A) shall not apply to any Shares that are treated as part of a plan described in ERISA Section 404(c) and Labor Regulation § 2550.404c-1 (or any applicable successor provision).
(viii) Cash received in exchange for tendered Shares will be credited to the Account of the Participant whose Shares were tendered and will be used by the ESOP Trustee to purchase Company Stock, as soon as practicable. In the interim, the ESOP Trustee will invest such cash in short-term investments permitted under the Trust.
(ix) The instructions received by the ESOP Trustee from Participants shall be held by the ESOP Trustee in strict confidence and shall not be divulged or released to any person, including directors, officers, or employees of the Employer, except as otherwise provided herein or required by law. The ESOP Trustee shall take all steps necessary, including appointment of a corporate trustee and/or an outside independent administrator to the extent such action, after consultation with the Corporation, is found necessary to maintain confidentiality of Participant responses and/or to adequately discharge its obligations as a Named Fiduciary. The ESOP Trustee may retain the services of a third party to mail information to Participants, to tabulate Participant directions, and to perform such other ministerial tasks as it deems are appropriate.

(b) Voting of Stock. Voting rights on Shares held by the Plan shall be exercised in accordance with the following provisions of this Section:
(i) As soon as practicable before each annual or special shareholders’ meeting of the Corporation, the ESOP Trustee shall furnish each Participant with a copy of the proxy solicitation material sent generally to shareholders, together with forms requesting confidential instructions on how the Shares held in the ESOP Fund and the Company Stock Fund and allocated to a Participant’s Account are to be voted. The Corporation and LMIMC shall cooperate with the ESOP Trustee to ensure that Participants receive the requisite information in a timely manner. The materials furnished to the Participants shall include a notice from the ESOP Trustee that Shares for which timely instructions are not received by the ESOP Trustee will be voted by the ESOP Trustee in proportion to those Shares for which timely instructions were received from Participants except to the extent that the ESOP Trustee determines that to vote the Shares in such manner would not be consistent with ERISA. Notwithstanding anything contained herein to the contrary, in the event a person or entity other than the Corporation solicits proxies from shareholders of the Corporation, prior to distributing materials under this Section (7)(b), the ESOP Trustee may require that the proxy solicitor advance sufficient funds as are necessary to cover the cost of the distributing materials to, and soliciting instructions from, Participants.
(ii) With respect to all corporate matters submitted to shareholders, all Shares in the ESOP Fund and the Company Stock Fund and allocated to Participants’ Accounts shall be voted in accordance with the directions of Participants as given to the ESOP Trustee. A Participant shall be entitled to direct the voting of Shares (including fractional Shares to 1/10th of a Share) held in the ESOP Fund and the Company Stock Fund and allocated to his Account. If, however, voting instructions for Shares in the ESOP Fund or the Company Stock Fund and allocated to a Participant’s Account are not timely received by the ESOP Trustee for a particular shareholder’s meeting, the Shares shall be voted by the ESOP Trustee in proportion to those Shares in the applicable Fund for which timely instructions were received from Participants except to the extent that the ESOP Trustee determines that to vote the Shares in such manner would not be consistent with ERISA.
(iii) A Participant who has ESOP Match Stock held in the ESOP Fund and allocated to his Participant’s Account and who is entitled to vote on matters presented for a vote by the stockholders under Section (7)(b)(ii) above with respect to Shares held in the ESOP Fund and allocated to his Account shall separately direct the ESOP Trustee with respect to the vote of a portion of the Shares held in the ESOP Fund that are unallocated to any Participant’s Account. Such direction shall be with respect to the number of votes equal to the total number of votes attributable to Shares held in the ESOP Fund and not allocated to any Participant’s Account multiplied by a fraction, the numerator of which is the number of votes attributable to ESOP Match Stock held in the ESOP Fund and allocated to the Participant’s Account and the denominator of which is the total number of votes attributable to the ESOP Match Stock held in the ESOP Fund and allocated to the Accounts of all Participants. Any unallocated Shares in the ESOP Fund for which no timely instructions have been received by the ESOP Trustee shall be voted by the ESOP Trustee in proportion to the unallocated Shares in the ESOP Fund as to which instructions have been received. Fractional Shares shall be rounded to the nearest 1/10th of a Share.
(iv) The instructions received by the ESOP Trustee from Participants shall be held by the ESOP Trustee in strict confidence and shall not be divulged or released to any person including directors, officers, or employees of the Employer, except as otherwise provided herein or required by law. The ESOP Trustee shall take all steps necessary, including appointment of a corporate trustee and/or an outside independent administrator to the extent such action, after consultation with the Corporation, is found necessary to maintain confidentiality of Participant responses and/or to adequately discharge its obligations as a Named Fiduciary. The ESOP Trustee may retain the services of a third party to mail information to Participants, to tabulate Participant directions, and to perform such other ministerial tasks as it deems are appropriate.
(c) Beneficiary. In the case of a deceased Participant, this Section shall apply to the Participant’s Beneficiary.
(d) Rights with Respect to Other Securities. The Trustee shall vote, tender, and exercise other rights for any securities held by the Plan other than Company Stock in accordance with the directions of the applicable Investment Manager.
(8) QUALIFICATION OF ESOP FEATURE:
In the event that an ESOP Contribution is conditioned upon initial qualification of the ESOP Feature under Code Section 401(a) and the ESOP Feature does not so qualify, the contribution may, to the extent permitted by law, be returned to the Corporation within one year after the denial of qualification.
(9) CONFLICTED PARTICIPANTS:
(a) Notwithstanding the foregoing provisions of this Article VIII, a Participant who is determined by the Plan Administrator to be a “Conflicted Participant” (as defined in subsection (b) below) may make a “Conflict Exception Election” with respect to his entire Account. For purposes of this Section (9), a “Conflict Exception Election” shall mean that the Participant elects that (i) his entire Account (including that portion of the Account that is invested in the ESOP Fund as of the day prior to the effective date of the Conflict Election) be invested in one or more of the Investment Funds permitted under the Plan with respect to Before-Tax Contributions (as elected by the Participant), but excluding the ESOP Fund, Company Stock Fund, or other Investment Fund which involves direct ownership by the Participant of Company Stock, and (ii) for the entire period that the Participant remains a Conflicted Participant, all Contributions (including Matching Contributions) to the Plan made by or on behalf of the Conflicted Participant will be made to one or more of the Investment Funds permitted under the Plan with respect to Before-Tax Contributions (as elected by the Participant), but excluding the ESOP Fund, Company Stock Fund, or other Investment Fund that involves direct ownership by the Participant of Company Stock.

(b) For purposes of this Section, “Conflicted Participant” shall mean a Participant who satisfies all of the following:
(i) The Participant has notified the Plan Administrator in writing that he desires to make a Conflict Exception Election,
(ii) The Participant has provided proof to the Plan Administrator that the Participant’s spouse or other close relative (a “Relation”) holds a position with (or has accepted a position with) a governmental entity, agency, or instrumentality (including a branch of the United States military services) (cumulatively a “Government Employer”), and that such Government Employer has determined or indicated that the Participant’s ownership of or interest in Company Stock through the Plan would constitute a conflict of interest precluding the Relation from continuing in his position with (or from accepting an offered position with) the Government Employer or subjecting the Relation to penalty or sanction. Such proof shall include either a letter or directive from the Government Employer setting forth its position that a conflict of interest (as described in the preceding sentence) exists or a sworn Affidavit from the Participant establishing the existence of a conflict of interest (as described in the preceding sentence), and
(iii) The Participant has agreed to notify the Plan Administrator of any change in circumstances (including a termination or change in the Relation’s employment) which might result in elimination of the conflict of interest.
(c) In order to remain a Conflicted Participant, a Participant must provide to the Plan Administrator at least once each calendar year, in a form prescribed by the Plan Administrator, verification that the circumstances described in subsection (b)(ii) above continue to apply to the Participant. In the event that the Plan Administrator determines that the circumstances described in subsection (b)(ii) above no longer apply to a Participant, any Conflict Exception Election shall thereafter become void, and Matching Contributions will thereafter be made in accordance with the Plan without regard to this Section.
Article IX.
PARTICIPANT ACCOUNTS
(1) RECORDS, ALLOCATIONS, AND INVESTMENTS:
(a) (i) An Account shall be established for each Participant. The Plan Administrator shall keep appropriate books and records showing the respective interests of all the Participants hereunder, or the Plan Administrator may delegate that responsibility to the Trustee or to a third party recordkeeper.
(ii) Except for the ESOP Fund and the Company Stock Fund, LMIMC shall have the authority, in its sole and absolute discretion, to (A) designate funds as Investment Funds, (B) add or delete Investment Funds, and (C) prescribe any necessary or appropriate rules regarding the availability of Investment Funds. For example, LMIMC has the authority to prescribe rules limiting the availability of an Investment Fund (other than the ESOP Fund and the

Company Stock Fund) prior to the liquidation of the Plan’s investment in such Investment Fund. Another example of LMIMC’s authority is that the availability of an Investment Fund (other than the ESOP Fund or the Company Stock Fund) to one or more Participants may be limited in any ways permissible under applicable law.
The ESOP Fund and the Company Stock Fund shall be included among the Investment Funds. The ESOP Fund and Company Stock Fund shall be invested exclusively in Company Stock (except to the extent that liquidity is determined by the Investment Manager to be required to effect stock purchases, sales, distributions and other transactions of the Fund), without regard to (A) the diversification of assets, (B) the risk profile of the Company Stock, (C) the amount of income provided by the Company Stock, or (D) the fluctuation in the fair market value of Company Stock, unless the Independent Fiduciary in its sole discretion, determines that continuing to invest in Company Stock is imprudent under ERISA. Notwithstanding any other provision of the Plan, the Independent Fiduciary shall at all times have the exclusive authority and control with respect to the ESOP Fund and Company Stock Fund, to be invested in accordance with this paragraph. The Independent Fiduciary shall be a named fiduciary within the meaning of ERISA Section 402(a)(2) with respect to the ESOP Fund and the Company Stock Fund to the extent of its duties and responsibilities described in this Article. In its capacity as Independent Fiduciary, the Independent Fiduciary shall have no authority or responsibility with respect to the administration of the Plan or the management of any investment other than the Company Stock Fund and the ESOP Fund. The Independent Fiduciary shall have the following powers with respect to the Company Stock Fund and the ESOP Fund, which it shall exercise consistent with the investment mandate and presumption described in this paragraph:
(A) To impose any limitation or restriction on the investment of Plan accounts in the ESOP Fund or the Company Stock Fund to the extent consistent with ERISA;
(B) To direct the sale or other disposition of all or any portion of the Company Stock held in the ESOP Fund or the Company Stock Fund;
(C) To direct the reinvestment of the proceeds from any sale or other disposition of Company Stock in short-term cash equivalent investments in the ESOP Fund or the Company Stock Fund;
(D) To communicate with participants of the Plan from time to time regarding the matters within the Independent Fiduciary’s purview; and
(E) To instruct the Trustee and/or applicable Investment Manager as necessary for it to carry out these responsibilities.
Notwithstanding the foregoing, the Corporation reaffirms its intent that the ESOP Fund and the Company Stock Fund shall continue to be Investment Funds under the Plan and exclusively invested in Company Stock unless the Independent Fiduciary determines in its sole discretion that continuing to invest in Company Stock is imprudent under ERISA. The Corporation further clarifies and confirms that it intended to align the interests of its shareholders and Participants by establishing the ESOP Fund and the Company Stock Fund, and any action that frustrates that purpose is contrary to this intent.
(iii) The Plan is intended to constitute a plan described in ERISA Section 404(c) and Labor Regulation § 2550.404c-1 (or any applicable successor provision) with respect to all amounts allocated to Participants’ Accounts. The Plan shall be interpreted and construed in accordance with this intent.
(b) Matching, Before-Tax, After-Tax, Nonelective, and Rollover Contributions, QNECs, and Transferred Amounts made by or on behalf of a Participant shall be allocated to the Participant’s Account in a manner consistent with applicable requirements.
(2) INVESTMENT ELECTIONS:
(a) Except as otherwise provided in this Plan, each Participant must elect, at the time the Participant’s Account is established, the Investment Fund or Funds in which Investment Contributions will be invested. Such election must be made in increments of 1%; the 1%-increment requirement shall be applied uniformly with respect to the entire amount of any Investment Contribution.
(b) Notwithstanding the foregoing provisions of this Article IX, the Trustee may, in its sole and absolute discretion, invest amounts in money market funds, checking accounts, or the like, pending investment or disbursement or as is necessary to satisfy the liquidity requirements of the Trust.
(c) (i) Except as otherwise provided in this Plan, a Participant may elect to change the Investment Funds in which future Investment Contributions will be invested subject to the same 1%-increment rule set forth in Section (2)(a).
(ii) Subject to subsection (d), a Participant may elect to change the Investment Funds in which his Account is invested. Such election is not required to correspond in any fashion with the election in effect with respect to the Participant under subsection (a) or (c)(i). Such an election must be made in increments of 1% and shall be applied uniformly with respect to the Participant’s entire Account (to the extent subject to this paragraph (ii)). Elections under this subsection (c)(ii) may be made at any time. However, a Participant may not change investment funds more than six times in any calendar quarter.
         (iii) Any change pursuant to this subsection (c) is to be made by application to the Plan Administrator in a manner designated by the Plan Administrator for that purpose. Any change of Investment Funds for future contributions under subsection (c)(i) will be effective within an administratively reasonable time after receipt of the Participant’s investment election change in accordance with the procedures established by the Plan Administrator. Reinvestment of all or part of an existing Account balance will be effective as of the close of business of the day that the Plan Administrator receives the investment election, in accordance with the procedures established by the Plan Administrator (or as of the close of business of the next business day if the day on which the election is received is not a business day); provided that if an election is received after the time designated by the Plan Administrator as the deadline for making changes effective, such investment election shall be effective as of the close of business of the next business day after the Plan Administrator receives the investment election.
An investment change election under subsection (c)(ii) may be in the form of a “Reallocation”, whereby the Participant elects the percentage (in 1% increments) of his Account to be invested in each Investment Fund (other than the Self-Directed Brokerage Account Option set forth in Section (6) below), or a “Spot Transfer”, whereby the Participant elects to transfer a specific dollar amount or percentage of funds (in 1% increments) invested in a particular Investment Fund to another Investment Fund designated by the Participant. The Plan Administrator may establish such rules and procedures as it deems advisable with respect to reallocations and spot transfers including establishing minimum amounts for reallocation and transfer, and similar matters. Any reinvestment election under this subsection (c) shall be subject to and in accordance with such rules and procedures.
(d) Amounts that are attributable to ESOP Contributions or invested in the Company Stock Fund may be reinvested, under the rules otherwise applicable under Section (1) and this Section (2), in another Investment Fund at the direction of the Participant to whose Account such amounts are allocated. A Participant’s investment election in the Investment Funds shall apply uniformly to the Participant’s entire Account. Matching Contributions are to be made in cash.
(e) Subject to Article VIII, except where there is an existing default election in effect for a Participant and except as otherwise determined by LMIMC in connection with Transferred Amounts, if a Participant does not designate an Investment Fund for amounts to be allocated to his Account or designates an Investment Fund that is not available for investment by him hereunder, such amount shall be invested the Target Date Fund (as defined in the summary plan description or applicable Summary of Material of Modifications for the Plan) corresponding to the year beginning on the date closest to the Participant’s estimated retirement age of 65 (the “Default Investment Option”), subject to reinvestment under Section (1) and this Section (2).
(f) This subsection (f) will apply with respect to any investment elections by a Participant under Article IX(2)(c)(ii), relating to changes in the Investment Funds in which his Account is invested, including a transfer between another Investment Fund and the Self-Directed Brokerage Account option as set forth in Article IX(6)(b) (cumulatively an “Account Change Election”).
(i) Subject to Article IX(3), a Participant may make no more than six Account Change Elections in any calendar quarter. In addition to the other provisions of this subpart (f)(i), if a Participant makes an Account Change Election in accordance with Article IX(2)(c)(ii) and this subpart (f)(i) to transfer all or part of his Account Balance from an Investment Fund (referred to herein as the “Transferring Fund”) to another Investment Fund, then (x) during the 15 day period beginning on the day after the Account Change Election is effective (the “15 Day Waiting Period”) such Participant may not make another Account Change Election (either through a Reallocation or Spot Transfer) which would involve the purchase of additional units of the Transferring Fund with respect to his Account. A Participant may make Spot Transfers (as defined in Article IX(2)(c)(iii)) from the Company Stock Fund or the ESOP Fund to other Investment Funds (including the SDBA Option), which transfers shall not count towards the limit on Account Change Elections set forth above. With respect to amounts invested in a Default Investment Option pursuant to Section 2(e) of this Article, a Participant may during the “Initial Default Period” transfer all or part of such amount into one or more of the other Investment Funds offered under the Plan without regard to the foregoing. For this purpose, the “Initial Default Period” shall mean the 120-day period beginning on the date an amount was first invested in the Default Investment Option pursuant to Section (2)(e) of this Article.
(ii) Nothing in (f)(i) above shall limit the authority of LMIMC as set forth in Article IX(1)(a)(ii) and Article XII of the Plan or the authority of the Plan Administrator as set forth in Article IX and XII of the Plan, including the authority to develop and implement rules and procedures.
(3) RESTRICTIONS ON TRANSACTIONS:
(a) Notwithstanding anything to the contrary in Section (1) or (2), the Trustee or any Investment Manager may limit the daily volume of transactions with respect to any Investment Fund or decline to carry out any investment direction in order to act consistently with its responsibilities under all applicable laws or to avoid a prohibited transaction or the generation of taxable income to the Trust. The Trustee or any Investment Manager also may not complete a Plan transaction on the day such transaction would otherwise be completed under this Plan for other reasons that are appropriate in the sole and absolute discretion of the Trustee or the Investment Manager, taking into account their duties under ERISA. Such a reason could include, for example, a suspension of trading in an asset important to one of the Investment Funds or a major disruption of a securities market. Restrictions under this subsection (a) may apply to any transaction under the Plan, including transfers between Investment Funds, withdrawals, loans, and distributions.
If a transaction that is consistent with applicable law and with the provisions of this Plan is not completed on the day that it would otherwise have been completed under the Plan, the transaction shall be completed as soon as administratively practicable.
(b) In addition, notwithstanding anything herein to the contrary, transactions by a Participant or Participants may be restricted to the extent deemed necessary or appropriate, in the sole and absolute discretion of the Corporation, to comply with applicable laws, including but not limited to the federal securities laws. These restrictions could limit transfers of Account balances into or out of the Company Stock Fund or ESOP Fund. Also, the portion of such a restricted Participant’s Account that is invested in the Company Stock Fund or the ESOP Fund shall not be available for withdrawal prior to the Participant’s death or Termination of Employment or for a loan under Article XI.
(4) CONFIDENTIALITY REGARDING COMPANY STOCK:
Information relating to the purchase, holding, and sale of Company Stock, and the exercise of voting, tender, and similar rights with respect to Company Stock shall be held by the ESOP Trustee in strict confidence and shall not be divulged or released to any person, including directors, officers, or employees of the Employer, except as otherwise provided herein or required by law. The ESOP Trustee may retain the services of a third party to mail information to Participants, to tabulate Participant directions, and to perform such other ministerial tasks as it deems are appropriate.
(5) VALUATION OF ACCOUNTS:
(a) As of any applicable date, the value of each Account shall be expressed in terms of Units in the applicable Investment Fund. The Unit Value shall be determined separately for each Investment Fund. The Unit Value of any Investment Fund shall be determined by dividing the market value of the assets in the Investment Fund by the total number of Units in the Fund.
(b) All deposits made to an Investment Fund shall be converted into Units by dividing the dollar amount of such deposit by the value of one Unit in the Investment Fund determined as of the Valuation Date on which the deposits are made.
(6) SELF-DIRECTED BROKERAGE ACCOUNT
(a) In addition to other Investment Funds made available under the Plan, there shall be available a Self-Directed Brokerage Account option (“SDBA Option”) whereby a Participant may elect to invest the Participant’s Transferable Account Balance in stocks, mutual funds, or bonds of the Participant’s choosing. For purposes of this Section, “Transferable Account Balance” shall mean the balance that may be reinvested under Article IX(2) of the Plan (excluding Roth Deferral Contributions, rollovers of Roth amounts and In-Plan Roth Rollovers).
In addition to the other Investment Funds and the non-Roth SDBA Option in the Plan, there shall be available a Roth Self-Directed Brokerage Account option (“Roth SDBA Option”) whereby a Participant may elect to invest the Participant’s Transferable Account Balance derived from Roth Deferral Contributions, including rollovers of Roth amounts and In-Plan Roth Rollovers, in stocks, mutual funds, or bonds of the Participant’s choosing. The provisions of the Plans and the fee schedules relating to the SDBA Option shall be applied separately to the Roth SDBA Option (including In-Plan Roth Rollover amounts) except as follows:
(i) The $500 minimum initial transfer amount may be divided between the non-Roth SDBA Option and the Roth SDBA Option in the Plan; and
(ii) A Participant must have a minimum account balance of $1,000 in order to open a non-Roth SDBA Option account or a Roth SDBA Option account or both.
In the event that a Participant’s account in the SDBA Option is credited with trailing dividends, residual interest credits, or any other similar amounts held in a cash account (collectively “residual payments”) after the date on which the Participant transferred his entire balance in the SDBA Option to another investment option in the Plan, such residual payments will be transferred to the Stable Value Fund in the Plan on a periodic basis. This provision shall apply only if the post-transfer SDBA credits are the only funds remaining in the Participant’s account in the SDBA Option at the time of the transfer to the Stable Value Fund.
(b) The SDBA Option shall be considered an Investment Fund for purposes of Article IX(1)(a)(iii) and for purposes of Spot Transfers (but not Reallocations) under Article IX(2)(c)(ii)

of the Plan. Notwithstanding the foregoing, no Investment Contribution may be made directly to the SDBA Option and amounts the Participant desires to invest through the SDBA Option must be first transferred to the SDBA Option from an Investment Fund(s) pursuant to Article IX(2). A Participant’s initial Spot Transfer from an Investment Fund(s) to the SDBA Option must be in an amount of at least $500, and any subsequent transfer from an Investment Fund(s) must be in an amount of at least $500. Transfers from the SDBA Option to another Investment Fund(s) shall be made by first selling assets in the SDBA Option and transferring the money to another Investment Fund(s) in accordance with procedures established by the Plan Administrator. This Section (6)(b) shall take precedence over any contrary provision of the Plan.
(c) The Plan Administrator shall establish rules and procedures with respect to the operation of the SDBA Option, including rules and procedures regarding transfer of Account Balances to the SDBA Option, and similar matters related to the operation of the SDBA Option. Any election to direct investments through the SDBA Option shall be subject to and in accordance with rules and procedures established by the Plan Administrator.
(d) A Participant who elects to direct investments through the SDBA Option may, from time to time, place an order or orders with the Trustee or person designated by the Trustee for the assets the Participant desires to have purchased for his Account. Subsequent investments through the SDBA Option shall be made by the Participant and shall be paid for with funds in the Participant’s SDBA Option and shall be delivered directly to the Trustee. Assets in the SDBA Option will be charged a proportionate share of Plan administrative expenses. Such share shall be determined daily based on the market value of assets in the Participant’s SDBA Option, with expenses charged on a monthly basis to the Participant’s other Investment Funds as a reduction in applicable units owned. In addition, brokerage commissions and other transaction fees associated with the SDBA Option shall be paid with funds from the Participant’s SDBA Option in accordance with rules and procedures established by the Plan Administrator.
(e) No distribution, withdrawal, or loan may be made directly from assets in the SDBA Option and amounts in the SDBA Option shall not be included for purposes of determining any limits on the amount of any loan or withdrawal which may be available under the Plan; provided, however, that a lump sum distribution on account of Termination of Employment may be made directly form the assets in the SDBA Option. This Section (6)(e) shall take precedence over any contrary provision in the Plan.
(f)  (1) A Participant may not make an Account Change Election under IX(2)(c)(ii) which involves the transfer of any amount (whether through Reallocation or Spot Transfer) directly from the Investment Fund designated as the Stable Value Fund (the “Stable Value Fund”) to the Self-Directed Brokerage Account Option, and (2) if a Participant makes an Account Change Election under IX(2)(c)(ii) which involves the transfer of an amount from the Stable Value Fund to one of the other Investment Funds (other than the SDBA Option), such amount transferred from the Stable Value Fund shall be designated as “non-SDBA transferable” for a period beginning on the effective date of the Account Change Election and ending 90 days thereafter, and during such 90 day period may not be transferred to the SDBA Option.

Article X.
ACCOUNT DISTRIBUTION: TERMINATION; DEATH; TRANSFER
(1) ELIGIBILITY FOR AND DISTRIBUTION OF ACCOUNT: TERMINATION AND DEATH:
(a) Except as otherwise provided herein, a Participant shall be eligible to receive the entire amount to the credit of his Account in the event of the Participant’s Termination of Employment, provided that an event shall not constitute a Termination of Employment with respect to any part of the Participant’s Account unless such event is a Termination of Employment with respect to a Participant’s entire Account. For this purpose, a Participant’s Account shall not be treated as including any amounts previously transferred or distributed, even if such transfer or distribution is made after or on account of the same event.
(b) In the event of the death of a Participant, payment of such Participant’s Account shall be made to his Beneficiary.
(c) New Distributable Event. A Participant’s elective deferrals, qualified nonelective contributions, qualified matching contributions, and earnings attributable to these contributions shall be distributed on account of the Participant’s severance from employment. However, such a distribution shall be subject to the other provisions of the Plan regarding distributions, other than provisions that require a separation from service before such amounts may be distributed.
(d) A Participant who elects to repay the balance of a loan using direct debit (ACH) as described in Article XI(2)(f) must wait 15 days from the date the Participant provides his direct debit banking information before he can request any distribution from his Account pursuant to this Article X.
(2) ELIGIBILITY FOR DISTRIBUTION OF ACCOUNT: TRANSFERS OF EMPLOYMENT:
(a) If an Eligible Employee remains employed by the Employer but ceases to be an Eligible Employee, no further contributions shall be made to the Plan by or on behalf of such individual with respect to periods during which he is not an Eligible Employee. During the period during which such individual remains employed by the Employer, he shall not be treated as having had a Termination of Employment for purposes of the distribution provisions of this Plan.
(b) If a Participant remains employed by the Employer but ceases to be an Eligible Employee, the Account of such Participant may, in the sole and absolute discretion of the Plan Administrator, be transferred (other than in an Elective Transfer) to another plan maintained by the Employer, provided that such plan is qualified under Code Section 401(a) or 403(a).
(c) This subsection (c) shall only apply to a Participant who is among a group of individuals who by reason of the same event all (i) cease to be employed by the Employer and (ii) become employed by another employer for whom they are performing substantially the same services that they performed for the Employer. The Account of a Participant to whom this subsection (c) applies shall be transferred, in whole or in part, to a plan maintained by such new employer if (A) such plan is qualified under Code Section 401(a) or 403(a), and (B) such transfer is provided for in a document (such as a purchase agreement in the case of a sale by the Employer of the assets of a trade or business) setting forth the legal and contractual obligations of the parties involved in the event. The transfer may be an Elective Transfer or a transfer that is not an Elective Transfer, as provided for in the document described in the preceding sentence.
(3) PAYMENT OF PARTICIPANT ACCOUNT:
(a) In General. This Section (3) shall apply except to the extent otherwise provided in this Plan.
(b) Immediate Lump Sum Payment. A Participant who is eligible for a distribution from the Plan pursuant to Section (1) may elect to receive a distribution by making an application therefore to the Plan Administrator in a manner designated by the Plan Administrator. In such application, the Participant may elect to receive a distribution of his entire Account as a lump sum as soon as practicable after the application is received by the Plan Administrator and in accordance with the Plan’s normal processing standards and procedures. The Valuation Date for the distribution will be the day on which the Participant’s payment record is processed for distribution by the Plan Administrator.
(c) Installment Payments. In the application described in subsection (b), a Participant who is eligible for a distribution under Section (1) may elect to have his Account paid to him in:
(i) Monthly installments, the number of which must be multiple of 12 and may not exceed the lesser of (A) 300 or (B) the number of months until the end of the joint life and last survivor expectancy of the Participant and his Spouse (determined in the manner set forth under Code Section 401(a)(9) except that a single determination shall be made for the year in which distributions commence (or the prior year to the extent required by Code Section 401(a)(9)); or
(ii) Quarterly installments, the number of which must be multiple of four and may not exceed the lesser of (A) 100 or (B) the number of quarters until the end of the joint life and last survivor expectancy of the Participant and his Spouse (determined in the manner set forth under Code Section 401(a)(9) except that a single determination shall be made for the year in which distributions commence (or the prior year to the extent required by Code Section 401(a)(9)); or
(iii) Semi-annual installments, the number of which must be multiple of two and may not exceed the lesser of (A) 50 or (B) the number of six-month periods until the end of the joint life and last survivor expectancy of the Participant and his Spouse (determined in the manner set forth under Code Section 401(a)(9) except that a single determination shall be made for the year in which distributions commence (or the prior year to the extent required by Code Section 401(a)(9)); or

(iv) Annual installments, the number of which must be a multiple of one and may not exceed the lesser of (A) 25, or (B) the number of years until the end of the joint life and last survivor expectancy of the Participant and his Spouse (determined in the manner set forth under Code Section 401(a)(9) except that a single determination shall be made for the year in which distributions commence (or the prior year to the extent required by Code Section 401(a)(9)).
        Any election under Section (3)(c) may not be modified by the Participant except to the extent permitted under Section (3)(d).
(d) Installment Payment Methodology. Installment payments described in subsection (c) shall be subject to the following provisions:
(i) The first monthly, quarterly, semi-annual, or annual payment will be made as soon as practicable after the Participant’s application is received by the Plan Administrator. Except to the extent required to satisfy subsection (d)(vi), the amount of each payment will be determined by dividing the value of the Participant’s Account balance by the number of payments remaining in the payment schedule.
(ii) Each Participant who elects the installment option may also elect to make interim withdrawals at any time after the payment of the first installment has been made; provided that a Participant who elects any interim withdrawal may not make another interim withdrawal in the same calendar year as the Participant’s prior interim withdrawal; provided further that this subsection (d)(ii) shall not apply in the case of a deemed election described in subsection (e).
(iii) A Participant who elects the installment option may elect to receive a lump sum distribution of the balance of his Account at any time.
(iv) In the event the Participant dies prior to a complete distribution of his Account, the balance of his Account will be paid in a single sum payment to his Beneficiary in accordance with subsection (g) below.
(v) All payments under this subsection (d) shall be valued as of the day on which the payment is processed for distribution by the Plan Administrator.
(e) Age 70 1/2. Notwithstanding anything to the contrary in this Section (3), if (i) a Participant is eligible for a distribution from the Plan under Section (1) and (ii) the Plan Administrator has not received a proper distribution application from the Participant by the Applicable Date, the Participant shall be deemed to have made an election under Section (3)(c)(iv) on the Applicable Date to receive his distribution in 13 annual installments; provided that to the extent required by Article X(7)(c), there shall be less than 12 months between any two installments. For purposes of this subsection (e), the term “Applicable Date” shall mean the latest of (A) the attainment of age 70 1/2, (B) December 15 of the Plan Year in which the Participant has a Termination of Employment, or (C) the date that is 30 days after a notice is sent to the Participant by the Plan Administrator informing him of the applicability of the distribution form described in this subsection (e) if a proper distribution application is not received by the

Applicable Date. The figure “13” in the second preceding sentence shall be reduced by one for each year (or fraction thereof) by which the Participant’s age on the Applicable Date exceeds age 70 1/2
(f) Limits on Distribution during Reemployment. Notwithstanding the foregoing, no distribution shall be made pursuant to this Section (3) if, at the time such distribution would be made, the Participant has been reemployed by the Employer as an Employee. Any further distribution shall be deferred until the Participant again qualifies for such a distribution under the terms of the Plan.
(g) Death Benefits. In the event of the death of a Participant, all amounts credited to his Account shall be distributed in a single payment to his Beneficiary as soon as practicable and in accordance with the Plan’s normal processing standards and procedures.
(4) MEDIUM OF DISTRIBUTION:
All distributions shall be made in cash. Notwithstanding the preceding, if a Participant or Beneficiary whose Account includes an interest in the Company Stock Fund and/or the ESOP Fund so elects in the manner prescribed therefore by the Plan Administrator, distribution of all or part of such interest shall be in Shares (with fractional Shares paid in cash).
(5) OTHER DISTRIBUTIONS:
In the event that a loan made to a Participant under Article XI is in default (as determined by the Plan Administrator under terms that are incorporated herein by reference) and the Plan Administrator determines, under terms that are incorporated herein by reference, that it is necessary for a distribution to be made under the Plan in order to cure such default and that such a distribution could be made under the terms of this Plan and Treasury Regulation § 1.401(k)-1(d) (or any applicable successor provision), the Plan Administrator, with notice to the Participant, shall cause a distribution to be made on behalf of the Participant under the Plan which shall be applied by the Plan Administrator to the unpaid balance of the loan, including accrued interest. Such distribution shall be charged against the security for the loan, as determined under Article XI(2)(h). Any such distribution shall be subject to whatever restrictions and other rules are applicable under Article VI, Article X, or other Plan provisions, as the case may be, except to the extent that the context clearly indicates otherwise.
(6) QUALIFIED DOMESTIC RELATIONS ORDERS:
The Plan shall comply with any order determined by the Plan Administrator to be a qualified domestic relations order (within the meaning of Code Section 414(p)). Notwithstanding the foregoing, a payment under a qualified domestic relations order may commence at the time set forth in the order, even if such time would be earlier than the date on which the amount would otherwise be payable to the Participant under the Plan.
The Plan Administrator shall establish reasonable procedures consistent with applicable rules to determine the qualified status of domestic relations orders and to administer distributions under such qualified domestic relations orders (or the segregation of amounts pending determination of such status).
(7) ADDITIONAL DISTRIBUTION RULES:
(a) Distributions of Small Amounts.
(i) If a Participant has a Termination of Employment, and the value of his Account exceeds $5,000 (determined as of such times and in such manner as are required by Code Section 411(a)(11)), his Account will not be distributed to him prior to his attainment of age 70 1/2 without his written consent. Notwithstanding anything in this Plan to the contrary, if a Participant has a Termination of Employment, and the value of his Account does not exceed $5,000 (determined as of such times and in such manner as are required by Code Sections 411(a)(11) and 417), and if he does not elect a distribution of his entire Account under this Article X, his Account shall be distributed as soon as practicable, consistent with Plan administrative procedures, in a single sum without his consent.
For purposes of this Section (7)(a), the value of a Participant’s nonforfeitable account balance shall be determined without regard to that portion of the account balance that is attributable to rollover contributions (and earnings applicable thereto) within the meaning of sections 402(c), 403(a)(4), 403(b)(8), 408(d)(3)(A)(ii), and 457(e)(16) of the Code. If the value of the Participant’s account balance as so determined is $5,000 or less, the Plan shall distribute the Participant’s entire nonforfeitable account balance in accordance with the second sentence of this section.
(b) Distribution Due Date. Unless a Participant elects otherwise, the distribution of the Participant’s Account shall begin not later than the 60th day after the close of the Plan Year in which the latest of the following dates occurs:
(i) the date on which the Participant attains age 65;
(ii) the 10th anniversary of the year in which the Participant commenced participation in the Plan; or
(iii) the date on which the Participant has a Termination of Employment.
        For purposes of this subsection (b), the failure by a Participant to submit to the Plan Administrator a proper distribution application in a timely fashion to receive a distribution by the day described in the preceding sentence shall be deemed to be an election by the Participant not to receive a distribution by such day.
(c) Minimum Distribution Requirements
(i) General Rule. All distributions required under this Section will be determined and made in accordance with the Treasury regulations under section 401(a)(9) of the Internal Revenue Code.
(ii) Time and Manner of Distribution.

(A) Required Beginning Date. The Participant’s entire interest will be distributed, or begin to be distributed, to the Participant no later than the Participant’s Required Beginning Date.
(B) Death of Participant Before Distributions Begin. If the Participant dies before distributions begin, the Participant’s entire interest will be distributed, or begin to be distributed, no later than as follows:
(I) If the participant’s surviving Spouse is the Participant’s sole Designated Beneficiary, then distributions to the surviving Spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained age 70 1/2, if later.
(II) If the Participant’s surviving Spouse is not the Participant’s sole Designated Beneficiary, then the Participant’s entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.
(III) If there is no Designated Beneficiary as of September 30 of the year following the year of the Participant’s death, the Participant’s entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.
(IV) If the Participant’s surviving Spouse is the Participant’s sole Designated Beneficiary and the surviving Spouse dies after the Participant but before distributions to the surviving Spouse begin, this section (c)(ii)(B), other than section (c)(ii)(B)(I), will apply as if the surviving Spouse were the Participant.
          For purposes of this section (c)(ii)(B) and section (c)(iv), unless section (c)(ii)(B)(IV) applies, distributions are considered to begin on the Participant’s Required Beginning Date. If section (c)(ii)(B)(IV) applies, distributions are considered to begin on the date distributions are required to begin to the surviving Spouse under section (c)(ii)(B)(I). If distributions under an annuity purchased from an insurance company irrevocably commence to the Participant before the Participant’s Required Beginning Date (or to the Participant’s surviving Spouse before the date distributions are required to begin to the surviving Spouse under section (c)(ii)(B)(I)), the date distributions are considered to begin is the date distributions actually commence.
(C) Forms of Distribution. Unless the Participant’s interest is distributed in the form of an annuity purchased from an insurance company or in a single sum on or before the Required Beginning Date, as of the first distribution calendar year, distributions will be made in accordance with sections (c)(iii) and (c)(iv). If the Participant’s interest is distributed in the form of an annuity purchased from an insurance company, distributions thereunder will be made in accordance with the requirements of section 401(a)(9) of the Code and the Treasury regulations.
(iii) Minimum Distributions During Participant’s Lifetime.

(A) Amount of Required Minimum Distribution for Each Distribution Calendar Year. During the Participant’s lifetime, the minimum amount that will be distributed for each distribution calendar year is the lesser of:
(I) the quotient obtained by dividing the Participant’s Account Balance by the distribution period in the Uniform Lifetime Table set forth in section 1.401 (a)(9)-9 of the Treasury regulations, using the Participant’s age as of the Participant’s birthday in the distribution calendar year; or
(II) if the Participant’s sole Designated Beneficiary for the distribution calendar year is the Participant’s Spouse, the quotient obtained by dividing the Participant’s Account Balance by the number in the Joint and Last Survivor Table set forth in section 1.401(a)(9)-9 of the Treasury regulations, using the Participant’s and Spouse’s attained ages as of the Participant’s and Spouse’s birthdays in the Distribution Calendar Year.
(B) Lifetime Required Minimum Distributions Continue Through Year of Participant’s Death. Required minimum distributions will be determined under this section (c)(iii) beginning with the first Distribution Calendar Year and up to and including the Distribution Calendar Year that includes the Participant’s date of death.
(iv) Required Minimum Distributions After Participant’s Death.
(A) Death on or After Date Distributions Begin.
(I) Participant Survived by Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is a Designated Beneficiary, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the longer of the remaining life expectancy of the Participant or the remaining life expectancy of the Participant’s Designated Beneficiary, determined as follows:
(1) The Participant’s remaining life expectancy is calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.
(2) If the Participant’s surviving Spouse is the Participant’s sole Designated Beneficiary, the remaining life expectancy of the surviving Spouse is calculated for each Distribution Calendar Year after the year of the Participant’s death using the surviving Spouse’s age as of the Spouse’s birthday in that year. For Distribution Calendar Years after the year of the surviving Spouse’s death, the remaining life expectancy of the surviving Spouse is calculated using the age of the surviving Spouse as of the Spouse’s birthday in the calendar year of the Spouse’s death, reduced by one for each subsequent calendar year.
(3) If the Participant’s surviving Spouse is not the Participant’s sole Designated Beneficiary, the Designated Beneficiary’s remaining life expectancy is calculated using the age of the beneficiary in the year following the year of the Participant’s death, reduced by one for each subsequent year.

(II) No Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is no Designated Beneficiary as of September 30 of the year after the year of the Participant’s death, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the Participant’s remaining life expectancy calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.
(B) Death Before Date Distributions Begin.
(I) Participant Survived by Designated Beneficiary. If the Participant dies before the date distributions begin and there is a Designated Beneficiary, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the remaining life expectancy of the Participant’s Designated Beneficiary, determined as provided in section (c)(iv)(A).
(II) No Designated Beneficiary. If the Participant dies before the date distributions begin and there is no Designated Beneficiary as of September 30 of the year following the year of the Participant’s death, distribution of the Participant’s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.
(III) Death of Surviving Spouse before Distributions to Surviving Spouse Are Required to Begin. If the Participant dies before the date distributions begin, the Participant’s surviving Spouse is the Participant’s sole Designated Beneficiary, and the surviving Spouse dies before distributions are required to begin to the surviving Spouse under section (c)(ii)(B)(I), this section will apply as if the surviving Spouse were the Participant.
(v) Definitions.
(A) Designated Beneficiary. The individual who is designated as the beneficiary under Article I of the Plan and is the designated beneficiary under section 401(a)(9) of the Internal Revenue Code and section 1.401(a)(9)-l, Q&A-4, of the Treasury regulations.
(B) Distribution Calendar Year. A calendar year for which a minimum distribution is required. For distributions beginning before the Participant’s death, the first Distribution Calendar Year is the calendar year immediately preceding the calendar year which contains the Participant’s Required Beginning Date. For distributions beginning after the Participant’s death, the first Distribution Calendar Year is the calendar year in which distributions are required to begin under section (c)(ii)(B). The required minimum distribution for the Participant’s first Distribution Calendar Year will be made on or before the Participant’s Required Beginning Date. The required minimum distribution for other Distribution Calendar Years, including the required minimum distribution for the Distribution Calendar Year in which the Participant’s Required Beginning Date occurs, will be made on or before December 31 of that Distribution Calendar Year.

(C) Life Expectancy. Life expectancy as computed by use of the Single Life Table in section 1.401(a)(9)-9 of the Treasury regulations.
(D) Participant’s Account Balance. The Account balance as of the last valuation date in the calendar year immediately preceding the Distribution Calendar Year (valuation calendar year) increased by the amount of any contributions made and allocated or forfeitures allocated to the Account balance as of dates in the valuation calendar year after the valuation date and decreased by distributions made in the valuation calendar year after the valuation date. The Account balance for the valuation calendar year includes any amounts rolled over or transferred to the Plan either in the valuation calendar year or in the Distribution Calendar Year if distributed or transferred in the valuation calendar year.
(E) Required Beginning Date. Required beginning date means April 1 of the calendar year following the later of the calendar year in which the employee attains age 70 1/2, or the calendar year in which the employee retires.
(d) Rollovers to Other Plans.
(i) Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Distributee’s election under this Section (7)(d), a Distributee may elect at the time and in the manner prescribed by the Plan Administrator, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover.
(ii) For purposes of Section (7)(d)(i), the following rules apply:
(A) In the sole and absolute discretion of the Plan Administrator, a Direct Rollover may be made by any means permitted by Treasury Regulation § 1.401(a)(31)-1 Q/A-3, Q/A-4 (or any applicable successor provision).
(B) The Plan Administrator may, in its sole and absolute discretion, require, as a condition of making a Direct Rollover, that the Distributee electing the Direct Rollover provide such information or documentation as is permitted under Treasury Regulation § 1.401(a)(31)-1 Q/A-6 (or any applicable successor provision).
(C) The Plan Administrator may establish a deadline for a Distributee to elect a Direct Rollover, which deadline shall comply with all applicable requirements under the Code. To the extent permitted by law, such deadline may vary depending on the circumstances of the Distributee (such as whether Section (7)(c) applies to the Participant). Except as provided in section (7)(f), if a Distributee does not make any election by the applicable deadline, the Distributee shall be deemed to have elected not to have a Direct Rollover made.
(D) Subject to the other requirements set forth in this Section (7)(d), a Distributee may elect to have all or any portion of his Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover.

(E) Any election to have a Direct Rollover made with respect to an Eligible Rollover Distribution must specify a single Eligible Retirement Plan to which the Direct Rollover shall be made.
(F) For purposes of this Plan, a Direct Rollover with respect to a Distributee shall be treated as a distribution or withdrawal with respect to such Distributee.
(G) If an Eligible Rollover Distribution is one payment in a series of periodic payments, and the Distributee elects to have some or all of such Eligible Rollover Distribution paid to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover, such election shall apply to all subsequent payments in the series; provided that the Distributee is permitted at any time to change the election with respect to subsequent payments in the series; provided further that any such change shall be treated as an election subject to this Section (7)(d)(ii)(G).
(iii) The provisions of this Section (7)(d) shall apply only to the extent required by the plan qualification rules of Section 401(a) of the Code.
(e) Investment Funds. In the event that the portion of the Participant’s Account from which a distribution is made is invested in more than one Investment Fund at the time of such distribution, the amount distributed (subject to Section 72 of the Code) shall be charged to each Investment Fund in proportion to the value of the investment of such portion of his Account in such Investment Fund.
(f) Default Rollover. Notwithstanding anything to the contrary in Article X(7)(a), in the event of a mandatory distribution (within the meaning of Code Section 411(a)(11) and 401(a)(31)(B)) greater than $1,000 in accordance with the provisions of Article X(7)(a), if the Participant does not elect to have such distribution paid directly to an Eligible Retirement Plan specified by the Participant in a Direct Rollover or to receive the distribution directly as permitted under the Plan, the Plan Administrator will pay the distribution in a single lump sum direct rollover to an individual retirement plan designated by LMIMC.
(g) Direct Rollover Distributions (PPA).
(i) Nonspouse Beneficiary Rollovers. A designated beneficiary (as defined in Code section 401(a)(9)(E)) of a Participant who is not the surviving Spouse of the Participant may elect to roll over such distribution to an individual retirement plan described in Code section 402(c)(8)(B)(i) or (ii) established for the purpose of receiving such distributions.
(ii) Employee Contributions. The portion of an Eligible Rollover Distribution attributable to after-tax employee contributions that are not includible in gross income may be rolled over in a direct rollover distribution to an annuity contract described in Code section 403(b) provided that such contract provides for separate accounting of such after-tax contributions and earnings thereon.
(iii) Eligible Retirement Plan. The term Eligible Retirement Plan shall include a Roth IRA described in Code section 408A.

(8) VESTING:
(a) Except as otherwise provided in this Plan, all amounts credited to a Participant’s Account shall be fully vested and nonforfeitable.
(b) Notwithstanding anything herein to the contrary, a portion of a Participant’s Account that would be vested but for this subsection (b) (together with any income attributable to such portion) shall be forfeited (i) to the extent provided in Article III(10)(b) and Article III(10)(c), (ii) to the extent that such portion is attributable to a Matching Contribution that relates to an Excess Deferral Amount distributed under Article III(11), provided that this Article X(8)(b)(ii) shall not apply to the extent that such Matching Contribution would be distributed pursuant to Article III(10)(c), and (iii) to the extent otherwise provided for in other provisions of this Plan. A forfeiture under the preceding sentence shall occur as of the date determined by the Plan Administrator in its sole and absolute discretion, subject to the provisions of applicable law.

(9) USE OF FORFEITURES:
Forfeitures under this Plan shall be used to offset amounts that the Employing Companies would otherwise contribute to the Plan.
(10) RESTORATION OF FORFEITED AMOUNTS UPON REPAYMENT:
(a) If, with respect to a participant under this Plan , a forfeiture occurred under this Plan by reason of a distribution to such participant, and such former participant is subsequently reemployed as an Employee, such former participant shall have the right, under procedures prescribed by the Plan Administrator, to make a lump sum repayment of the entire amount distributed, provided that such repayment must be made before the earlier of (i) five years after the first date after the distribution on which the former participant is reemployed as an Employee, or (ii) the completion of a five-year Period of Severance after the date of the distribution.
(b) If the former participant is reemployed as an Employee prior to the completion of a five-year Period of Severance after the date of the distribution, the forfeited amounts, at the value as of the date of distribution, shall be restored to the former participant’s Account without regard to the deductibility of such contributions under Code Section 404 (notwithstanding anything herein to the contrary).
(c) Except for purposes of Articles III and VIII (and related provisions) and except as the context indicates otherwise, the amount repaid by the participant and the amount restored by the Corporation shall be treated under this Plan as if they were contributed to the Trust Fund on the day when repaid and on the day when restored.

Article XI.
LOANS TO PARTICIPANTS
(1) AVAILABILITY OF LOANS TO PARTICIPANTS:
(a) The Plan Administrator may, in its sole and absolute discretion, provide for the availability of loans from the Plan to Employees who have Accounts thereunder and to any other Participant or Beneficiary (in the case of a deceased Participant) who is a party in interest within the meaning of Section 3(14) of ERISA. Loans shall be made pursuant to the provisions and limitations of this Article XI. References in this Article XI to a “Participant” shall be deemed to be references also to a Beneficiary (in the case of a deceased Participant) except to the extent that the context or applicable law indicates otherwise.
(b) The Plan Administrator may establish rules, which are incorporated herein by reference, governing loans, provided that such rules are not inconsistent with the provisions of this Article XI and applicable law. These rules may limit the number of loans a Participant may receive, require payment of loan processing fees by the Participant (either directly or out of his Account), or establish any other requirements the Plan Administrator determines to be necessary or desirable.
(2) TERMS AND CONDITIONS OF LOANS TO PARTICIPANTS:
Any loan under this Article XI shall satisfy the following requirements:
(a) Amount of Loan. At the time a loan is made, the principal amount of the loan, plus the outstanding balance (principal plus accrued interest) due on any other loans to the Participant from the Plan, shall not exceed the lesser of (i) $50,000 or (ii) one-half of the value of the Participant’s vested Account. The $50,000 limit shall be reduced by the excess (if any) of (A) the highest outstanding balance of all Qualified Retirement Plan Loans to the Participant during the one-year period ending on the day before the date on which the loan is made, over (B) the outstanding balance of all Qualified Retirement Plan Loans to the Participant on the date on which such loan is made. At the time a loan is made, the principal amount of the loan shall not be less than $500.
(b) Source of Loan. Each loan shall be treated as an investment of the Borrower’s Account. Any loan to a Participant shall be made from amounts in the Participant’s Account that are described in the following sentence and shall be made in the order set forth therein. Any loan shall be made pro-rata from amounts attributable to: Rollover Contributions, Before-Tax Contributions, After-Tax Contributions, and Roth Deferral Contributions (including rollover of Roth amounts and In-Plan Roth Rollover amounts). Loan repayments shall be credited on a pro-rata basis from the sources they were withdrawn from.
(c) Investment Funds. In the event that the portion of the Participant’s Account from which the loan is made (as set forth in Article XI(2)(b)) is invested in more than one Investment Fund at the time of such loan, the amount loaned shall be charged to each Investment Fund in proportion to the value of the investment of such portion of his Account in such Investment Fund on such processing date. Amounts paid by a Participant to the Plan as repayments of a loan shall be allocated on a pro-rata basis to the Investment Funds charged in making such loan.
(d) Application for Loan. The Participant must apply for a loan in the manner specified by the Plan Administrator.
(e) Length of Loan.
(i) The Participant shall be required to repay the loan in approximately equal installments of principal and interest over not longer than 5 years, or such shorter period as the Plan Administrator may designate. The 5-year (or shorter) limit shall not apply to any loan the proceeds of which are applied by the Participant to acquire or construct any dwelling unit that is to be used within a reasonable time after the loan is made as the principal residence of the Participant. In the latter case, the loan shall be for a maximum of 15 years.
(ii) The principal amount of the loan, together with all accrued interest, shall immediately become due when the Participant is no longer employed by an Employing Company and is no longer a party in interest under Section 3(14) of ERISA; provided, however, that the Plan Administrator may allow for such Participant to continue to make loan repayments on a monthly basis until the scheduled payoff date.
(f) Prepayment. A Participant shall be permitted to repay the loan in whole prior to maturity, without penalty, in accordance with procedures established by the Plan Administrator. A Participant may not extend, refinance, renegotiate, renew, or modify a loan in any way. If a Participant elects to repay a loan using a direct debit (ACH) process, the Participant will be restricted from requesting any withdrawal or distribution from his Account for 15 days from the date the Participant provides his direct debit banking information.
(g) Notes, Interest, and Withholding. The Plan Administrator may require that the loan be evidenced by a promissory note executed by the Participant and delivered to the Trustee and shall bear interest at a reasonable rate determined by the Plan Administrator, which determination is incorporated herein by reference. Negotiation of a loan check shall be deemed to be consent to the terms of the loan and the related promissory note. For this purpose, the Plan Administrator will use a rate of interest which provides the Plan with a return commensurate with the interest rates charged by persons in the business of lending money for loans under similar circumstances. Repayment of principal and payment of interest will be made in installments not less frequently than quarterly and normally will be effected through payroll withholding, and the Participant shall execute any necessary documents to accomplish this as a condition to approval of the loan.
(h) Security. The loan shall be secured by an assignment of the Participant’s right, title, and interest in and to his Account in the Plan. The initial source of such security shall be determined under the loan source rules of Section (2)(b) as of the date of the loan. Amounts held as security for a loan shall not be available for distribution except to the extent that such amounts are applied to the unpaid balance of the loan (including accrued interest) pursuant to applicable provisions of this Plan.

(i) One Loan Outstanding; No Loans if in Default. A Participant may not have more than one loan outstanding at any time, taking into account loans under this Plan and all other Qualified Retirement Plan Loans. No loan shall be made to any Participant who is in default with respect to a loan under this Plan, as determined by the Plan Administrator under terms which are incorporated herein by reference.
(j) No Refinancing of Loans. No loan from the Plan may be refinanced by a loan under this Article XI. In addition, no loan hereunder may be made to a Participant prior to the date that is fifteen (15) days after the date that all previous loans from the Plan have been repaid in full.
(k) Other Terms and Conditions. The Plan Administrator shall fix such other terms and conditions of the loan and shall require such documentation as it deems necessary to comply with legal requirements, to maintain the qualification of the Plan and Trust under Section 401(a) of the Code, to qualify the loan as exempt from the prohibited transaction rules of the Code or ERISA, or to prevent the treatment of the loan for tax purposes as a distribution to the Participant, which other terms and conditions are incorporated herein by reference. The Plan Administrator, in its sole and absolute discretion, may for any reason fix other terms and conditions of the loan, not inconsistent with the provisions of this Article XI, which other terms and conditions are incorporated herein by reference.
(l) No Prohibited Transactions. No loan shall be made unless such loan is exempt from the tax imposed on prohibited transactions by Section 4975 of the Code (or would be exempt from such tax if the Participant were a disqualified person as defined in Section 4975(e)(2) of the Code) by reason of Section 4975(d)(1) of the Code.
Article XII.
PLAN SPONSOR AND NAMED FIDUCIARIES ALLOCATION OF RESPONSIBILITIES
(1) PLAN SPONSOR: The Plan Sponsor shall have the authority and responsibility for:
(a) the design of the Plan and the Trust Agreement, including the right to amend the Plan and the Trust Agreement; and
(b) the qualification of the Plan under applicable law.
(2) LMIMC:
(a) In General. LMIMC is a Named Fiduciary of the Plan and shall be responsible for Plan investments and the appointment, removal, and replacement of Investment Managers and the Trustee.
(b) Responsibilities. LMIMC shall be responsible for, and have the necessary authority and sole and absolute discretion to carry out, the following:
(i) appointment, removal, and replacement of the Trustee;

(ii) appointment, removal, and replacement of one or more Investment Managers, which shall be responsible for managing such portion of the Trust Fund as LMIMC shall specify;
(iii) establishment of funding and investment policies;
(iv) internal management and investment of such portion of the Trust Fund as LMIMC shall specify;
(v) setting strategic asset allocation guidelines, including the establishment of asset categories in which the Plan invests or, to the extent the Plan contains participant-directed investments, the establishment of asset categories and the addition, removal, or replacement of available investment options for such participant-directed investments;
(vi) appointment, removal, and replacement of third-party service providers with respect to investment matters (such as insurance companies, consultants, and advisers), including setting or agreeing to the terms of compensation for such third-party service providers;
(vii) to the extent permitted by ERISA and the Code, paying reasonable expenses of administering the Plan from Plan assets;
(viii) all functions assigned to LMIMC under the terms of the Plan and the Trust Agreement;
(ix) the exercise of all fiduciary functions concerning the investment of Plan assets provided in the Plan or the Trust Agreement, except such functions as are specifically assigned to other Named Fiduciaries;
(x) interpretation and construction of Plan provisions to the extent necessary or appropriate in carrying out the foregoing responsibilities; and
(xi) Appointment, removal and replacement of the Independent Fiduciary.
All of LMIMC’s actions pursuant to the responsibilities set forth above (including, for example, LMIMC’s determinations, interpretations, and constructions) shall be final, conclusive, and binding on all parties, including but not limited to the Corporation and any Participant or Beneficiary, except as otherwise provided by law. LMIMC shall perform its responsibilities hereunder in full accordance with any and all laws applicable to the Plan.
(c) Rules and Procedures. LMIMC may adopt such rules to govern its own procedures as it may deem advisable, provided that such rules are not inconsistent with the provisions and purposes of the Plan or Trust Agreement.
(3) TRUSTEE:
(a) In General. Any Trustee designated hereunder shall be a bank or trust company qualified under the laws of the United States or of any State to operate thereunder as a trustee. The Trustee shall be a Named Fiduciary of the Plan.

(b) Responsibilities. The Trustee shall, unless otherwise directed by LMIMC or an Investment Manager (if such has been appointed), have exclusive authority and sole and absolute discretion to manage and invest the assets of the Trust Fund, as provided in the Trust Agreement. The Trustee shall further be responsible for the holding and disbursement of all contributions and income received by it under this Plan, as provided in the Trust Agreement, and shall have such other responsibilities as are provided in such Agreement.
(4) PLAN ADMINISTRATOR:
(a) In General. The Corporation is the Plan Administrator. The Plan Administrator is a Named Fiduciary of the Plan and shall be responsible for administering the Plan and making and reviewing claim determinations. The Corporation shall act through its Vice President, Benefits and his or her designated staff in performing its responsibilities as Plan Administrator.
(b) Responsibilities. The Plan Administrator shall be responsible for, and have the necessary authority and sole and absolute discretion to carry out, the following:
(i) determination of benefit eligibility and the amount of benefits payable to Participants and Beneficiaries and certification thereof to the Trustee for payment;
(ii) establishment of procedures to be followed by Participants and Beneficiaries for filing applications for benefits;
(iii) appoint the committee(s) or other person(s) responsible for making and reviewing claim determinations as provided in Article XIV;
(iv) interpretation and construction of Plan provisions (except to the extent provided in Section (2)(b)(x));
(v) preparation and filing of all reports required to be filed by the Plan with any agency of Government;
(vi) appointment, removal, and replacement of third-party service providers (such as insurance companies, consultants, and advisers) including setting or agreeing to the terms of compensation for such third-party service providers;
(vii) maintenance of all records of the Plan other than those maintained by the Trustee or LMIMC;
(viii) compliance with all disclosure requirements imposed by state or federal law;
(ix) establishment of a funding policy; and
(x) all functions assigned to the Plan Administrator under the terms of the Plan or the Trust Agreement.
All of the Plan Administrator’s actions pursuant to the responsibilities set forth above (including, for example, the Plan Administrator’s determinations, interpretations, and constructions) shall be final, conclusive, and binding on all parties, including but not limited to the Corporation and any

Participant or Beneficiary, except as otherwise provided by law. The Plan Administrator shall perform its responsibilities hereunder in full accordance with any and all laws applicable to the Plan.
(5) ALLOCATION OF NAMED FIDUCIARIES’ RESPONSIBILITIES:
Each Named Fiduciary is allocated the individual responsibility for the prudent execution of the functions assigned to it, and none of such responsibilities or any other responsibility shall be shared by two or more of such Named Fiduciaries unless such sharing shall be provided by a specific provision of the Plan or Trust Agreement. Whenever one Named Fiduciary is required by the Plan or Trust Agreement to follow the directions of another Named Fiduciary, the two Named Fiduciaries shall not be deemed to have been assigned a shared responsibility, but the responsibility of the Named Fiduciary giving the directions shall be deemed his sole responsibility, and the responsibility of the Named Fiduciary receiving those directions shall be to follow them insofar as such instructions are on their face proper under applicable law.
(6) AUTHORITY TO BIND PLAN:
Persons dealing with the Plan may rely on the actions of LMIMC or the Plan Administrator as duly authorized actions of the Plan with respect to matters within their respective areas of responsibility. Such persons may act upon written communications signed by LMIMC or the Plan Administrator, as applicable.
(7) DELEGATION OF AUTHORITY:
LMIMC and the Plan Administrator may authorize employees of the Corporation or of LMIMC to carry out certain of their responsibilities; provided that LMIMC shall remain the fiduciary responsible for the management and control of Plan assets, except to the extent that those responsibilities are allocated to the Trustee or delegated to an Investment Manager. Persons dealing with the Plan may act upon the authority of any agent appointed in writing by LMIMC or the Plan Administrator to act on their behalf, and the authority of any such agent shall be deemed to continue until revoked in writing.
(8) INDEMNIFICATION:
To the extent permitted by law, the Corporation shall indemnify any employee of the Employer who is performing duties on behalf of LMIMC, the Plan Administrator, or the Plan, against any and all expenses and/or liabilities arising out of such service.
Article XIII.
AMENDMENT, TERMINATION, MERGER, AND CONSOLIDATION
(1) AMENDMENT OF PLAN:
The Board of Directors of the Corporation (or one or more persons or entities to whom such authority has been delegated by the Board) may, subject to Section (4), amend at any time any or all provisions of this Plan in any respect (including retroactively) to the maximum extent permitted by law. Such an amendment may be made at any time by written instrument identified as an amendment of the Plan effective as of a specified date (or dates) and such amendment shall be binding on all Employing Companies, Participants, Beneficiaries, and other individuals and entities.
(2) TERMINATION OF PLAN:
The Corporation expects to continue the Plan indefinitely. However, subject to Section (4), the Corporation shall, to the maximum extent permitted by law, have the right at any time to terminate the Plan (including retroactively) in whole or in part by suspending or discontinuing contributions hereunder in whole or in part, or to otherwise terminate the Plan (including retroactively). In accordance with any amendment to the Plan that may be adopted in connection with any such termination, the Corporation may after such termination continue the Plan and Trust in effect for the purpose of making distributions under the Plan as they become payable or may authorize the distribution of all or any part of the assets of the Trust Fund as to which the Plan has been terminated. In the event of termination, the Plan Administrator and LMIMC shall continue to administer the Plan and the Trustee shall continue to administer the Trust as herein provided for application and disbursement in accordance with the Plan. In the event of a termination or partial termination of the Plan, or the complete discontinuance of contributions under the Plan, the account balance of each affected Participant (but subject to Article X(8) of this Plan) will be nonforfeitable.
(3) MERGER, CONSOLIDATION, OR TRANSFER:
In the case of any merger or consolidation of the Plan with, or in the case of any transfer of assets or liabilities of the Plan to, any other plan, each Participant and Beneficiary in the Plan must be entitled to receive a benefit immediately after the merger, consolidation, or transfer, that satisfies the requirements of Code Section 414(l). In the case of a merger of the Plan with one or more other defined contribution plans, the first sentence of this Section (3) shall be treated as satisfied if the following safe harbor requirements are met:
(a) The sum of the account balances in each plan equals the fair market value (determined as of the date of the merger) of the entire plan assets;
(b) The assets of each plan are combined to form the assets of the plan as merged; and
(c) Immediately after the merger, each participant in the plan as merged has an account balance equal to the sum of the account balances the participant had in the plans immediately prior to the merger.
In the case of a transfer of assets or liabilities of the Plan to any other plan, such transfer shall be treated as a spinoff of a plan with the transferred assets and/or liabilities and a merger of such spunoff plan with the transferee plan. In the case of such a spinoff, the first sentence of this Section (3) shall be treated as satisfied if after the spinoff the following safe harbor requirements are met:

(d) The sum of the account balances for each of the participants in the resulting plans equals the account balance of the participant in the plan before the spinoff; and
(e) The assets in each of the plans immediately after the spinoff equals the sum of the account balances for all participants in that plan.
For purposes of subsections (a) and (e) above, the reference to “account balances” shall include all separately maintained accounts (whether called an account or not) in any plan referred to; for example, with respect to the Plan, such term shall include, but shall not be limited to, Accounts, any suspense account maintained under Article III(12)(d), any unallocated account in which forfeitures may be held temporarily pending timely allocation, and any segregated amount or other account maintained pursuant to a qualified domestic relations order (within the meaning of Code Section 414(p)) or pursuant to Article X(6).
No merger, consolidation, or transfer shall take place if such merger, consolidation, or transfer would cause this Plan to cease to be a qualified plan.
(4) LIMITATIONS ON AMENDMENT OR TERMINATION:
The Corporation shall not have the right to modify or amend the Plan in such manner so as to affect, in a materially adverse manner, the rights and duties of the Trustee without its consent in writing, unless such modification or amendment is necessary to conform the Plan to, or to satisfy or continue to satisfy the conditions of, any applicable law or is necessary to cause the Plan to meet or to continue to meet the requirements for qualification of the Plan under Section 401(a) or 401(k) of the Code, provided that the Trustee may at any time (including after the execution of an amendment) waive such requirements, which waiver may be retroactively effective.
Article XIV.
CLAIMS PROCEDURE
(1) CLAIMS PROCEDURE AND REVIEW
(a) Any Participant, Beneficiary, or Surviving Spouse, or other person who is entitled to payment of a benefit for which provision is made in this Plan shall file a written claim with the Plan Administrator or its delegate. If a claim is wholly or partially denied, the Plan Administrator shall, within 90 days after receipt of the claim, furnish to the claimant a written notice setting forth, in a manner calculated to be understood by the claimant: (1) the specific reason or reasons for the denial; (2) specific reference to the pertinent Plan provisions on which the denial is based; (3) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; (4) an explanation of the steps to be taken if the claimant wishes to have the denial reviewed as provided in Section 2 below; and (5) a statement of the claimant’s right to bring a civil action under Section 502 of ERISA following an adverse benefit determination on review. The 90-day period may be extended for not more than an additional 90 days if special circumstances make such an extension necessary. The Plan Administrator shall give to the claimant, before the end of the initial 90-day period, a written notice of such extension, stating such special circumstances and the date by which the Plan Administrator expects to render a decision. If the extension is made because the claimant must furnish additional information, the extension period will begin when the additional information is received.
(b) By written application filed with the Plan Administrator within 90 days after receipt by a claimant of the written notice of denial described above, the claimant or his duly authorized representative may request a review of the denial of his claim.
(c) In connection with such review, the claimant or his duly authorized representative may submit to the Plan Administrator issues, comments, documents, records, and other information relating to the claim for benefits. In addition, the claimant will be provided, upon request and free of charge, reasonable access to and copies of all documents, records, and other information “relevant” to the claimant’s claims for benefits. A document, record, or other information is “relevant” if it: (1) was relied upon in making the benefit determination; (2) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or information was relied upon in making the benefit determination; or (3) demonstrates compliance with the administrative processes and safeguards required under federal law.
(d) The Plan will provide an impartial review that takes into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Plan Administrator shall make a decision and furnish such decision in writing to the claimant within 60 days after receipt by the Plan Administrator of the request for review. This period may be extended to not more than 120 days after such receipt if special circumstances make such an extension necessary. The claimant will be notified in writing prior to the expiration of the original 60-day period if such an extension is required, and such notice will include the reason for the extension and the date by which it is expected that a decision will be reached.
(e) The decision on review shall be in writing, set forth in a manner calculated to be understood by the claimant, and shall include: (1) specific reasons for the decision; (2) specific references to the pertinent Plan provisions on which the decision is based; (3) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information “relevant” to the claimant’s claims for benefits; (4) description of any additional materials or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; (5) a statement describing any voluntary appeal procedures and the claimant’s right to obtain information about such procedures, if any; and (6) a statement of the claimant’s right to bring a civil action under Section 502 of ERISA following an adverse benefit determination on review.
(f) The decisions of the Plan Administrator on matters of denial of claims shall be final and binding on all parties for the purpose of review under the provisions of the Plan. The Plan Administrator and its delegates shall have full discretion to interpret and construe the terms of the Plan.

(g) For purposes of Sections (a) through (g), Plan Administrator shall mean the Plan Administrator or its delegate, including the Administrative Committee (the Committee designated by the Plan Administrator to review claims) or such other person(s) as designated by the Plan Administrator. For purposes of this Claims Review Procedure, claimant shall include the duly authorized representative of the claimant, if any.
(2) Notwithstanding anything herein to the contrary, the following claims and appeals procedures shall apply with respect to claims for disability benefits. These claims and appeals procedures are intended to comply with the requirements of Department of Labor Regulation section 2560.503-1 and shall be operated and interpreted consistent with that intent.
(a) Claims for Disability Benefits. Any participant, beneficiary, surviving spouse, or contingent annuitant, or other person who is entitled to a disability benefit under the Plan (a “claimant”) shall file a written claim with the appropriate claims administrator (the “processor”). A benefit is a “disability benefit” for purposes of these procedures if the Plan conditions its availability to the claimant upon a finding of disability; provided, however, that if that finding is made by a party other than the Plan for purposes other than making a benefit determination under the Plan (e.g., if Plan benefits are to be paid to a person who has been determined to be disabled by the Social Security Administration or under the Corporation’s long term disability plan), then these claims and appeals procedures will not be applied to a claim for such benefits.
(b) Time Frame for Claim Reviews. If a claim is wholly or partially denied, the processor shall notify the claimant of the Plan’s denial within a reasonable period of time, but not later than 45 days after receipt of the claim by the Plan. This 45-day period may be extended for not more than two additional periods of 30 days each if the processor determines that such extension is necessary due to matters beyond the control of the Plan. The processor shall provide the claimant, before the end of the initial 45-day period (or, in the case of a second extension, before the end of the first 30-day extension period), a written notice of such extension, stating the circumstances requiring an extension of time and the date by which the processor expects to render a decision, and the notice of extension shall specifically explain the standards on which entitlement to benefits is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues. If the extension is made because the claimant must furnish additional information, the 30-day periods will begin when the additional information is received.
(c) Claim Denials. If the claim is denied in whole or in part, the claimant will be notified in writing in a culturally and linguistically appropriate manner within the time period outlined in paragraph (b). The notice shall state the following:
(i) The specific reason(s) for the decision;
(ii) A reference to the specific Plan provision(s) upon which the decision is based;
(iii) A description of any additional information needed to review the claim request;

(iv) Either the specific internal rule, guideline, protocol, standard, or other similar criterion the Plan relied upon in making the adverse decision, or a statement that such rules, guidelines, protocols, standards, or similar criteria do not exist;
(v) If the denial is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request;
(vi) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits;
(vii) A discussion of the decision, including an explanation of the basis for disagreeing with or not following (1) the views presented to the Plan of health care professionals treating the claimant or vocational professionals who evaluated the claimant; (2) the views of medical or vocational experts whose advice was obtained on behalf of the Plan, without regard to whether the advice was relied upon in making the benefit determination; and (3) a Social Security Administration disability determination presented by the claimant to the Plan; and
(viii) Instructions for requesting a review of the claim denial and the applicable time limits, including information regarding the claimant’s right to bring a civil lawsuit under Section 502(a) of ERISA following a benefit claim denial on review.
(d) Appeals Process. If a claimant’s claim is denied in whole or in part, the claimant or his or her authorized representative can request a review of (or appeal) the denied claim within the time limit set forth in paragraph (e). The review will take into account all comments, documents, records and other information submitted relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. If desired, the claimant or his or her authorized representative may review the appropriate Plan documents and submit written information supporting the claim to the appropriate claims administrator.
The claimant will be provided, upon request and free of charge, reasonable access to and copies of all documents, records or other information relevant to the claim for benefits. The claimant will be able to review his or her file and present information as part of the review.
The appeal will be reviewed and decided independently to the original claim process. The appeal decision will not be made by someone who was involved in the original decision or by someone who reports to the initial decision maker. The claims administrator will ensure that all claims and appeals are handled impartially. The person involved in making the decision will not receive compensation, promotion, continued employment or other similar items based upon the likelihood he or she will support a denial of Plan benefits.
In deciding an appeal of a claim that was denied based on a medical judgment, a provider with appropriate training and experience in the field of medicine involved will be consulted (such provider will not be someone who was consulted in connection with the original claim denial nor someone who reports to the original consultant). The claimant may request the identity of any medical or vocational experts consulted in making a determination of the appeal.
Before the Plan can issue an adverse decision on appeal, the claimant will be provided, free of charge, with (1) any new or additional evidence considered, relied upon, or generated by the Plan or other decision-maker in connection with the claim; and (2) any new or additional rationale on which the decision is based. Such evidence and/or rationale will be provided as soon as possible and sufficiently in advance of the date on which the notice of adverse decision on appeal is required to be provided.
(e) Time Limits for Appeals. The claimant or his or her authorized representative has 180 calendar days from the date of the claim denial to make a written request for an internal review or appeal to the appropriate claims administrator. The claims administrator will respond in writing with a decision within 45 calendar days after it receives an appeal for a claim determination.
(f) Decision on Appeal. If the claim is denied on appeal, in whole or in part, the claimant will receive a written notice from the claims administrator in a culturally and linguistically appropriate manner within the review period outlined in paragraph (e). The notice will provide the following:
(i) The specific reason(s) for the decision;
(ii) A reference to the specific Plan provisions upon which the decision is based;
(iii) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claim for benefits;
(iv) Either the specific internal rule, guideline, protocol, standard, or other similar criterion the Plan relied upon in making the adverse determination, or a statement that such rules, guidelines, protocols, standards, or similar criteria do not exist;
(v) If the adverse decision is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant’s medical circumstances, or a statement that such explanation will be provided free of charge;
(vi) A discussion of the decision, including an explanation of the basis for disagreeing with or not following (1) the views presented to the Plan of health care professionals treating the claimant or vocational professionals who evaluated the claimant; (2) the views of medical or vocational experts whose advice was obtained on behalf of the Plan, without regard to whether the advice was relied upon in making the benefit determination; and (3) a Social Security Administration disability determination presented by the claimant to the Plan;

(vii) Where required, a, statement that there may be other voluntary alternative dispute resolution options. The written denial on appeal will include a statement regarding the claimant’s right to bring a timely civil lawsuit under Section 502(a) of ERISA following a benefit claim denial on appeal; and
(viii) A statement describing any applicable Plan-imposed limitations period, including the calendar date when the limitations period will expire.
Article XV.
MISCELLANEOUS
(1) TOP-HEAVY PROVISIONS:
The following provisions shall become effective in any Plan Year in which this Plan is a Top-Heavy Plan, provided that this Section (1) shall only apply to the extent required by law.
(a) Top-Heavy Plan Status. This Plan will be a Top-Heavy Plan for a given Plan Year if as of the last day of the preceding Plan Year either of the following situations occur:
(i) The ratio of the Accrued Benefits of Participants in this Plan who are Key Employees to the Accrued Benefits for all Participants in this Plan exceeds six-tenths (.6), or
(ii) This Plan is part of a Required Aggregation Group, and the ratio of the Accrued Benefits of Participants in any of the aggregated plans who are Key Employees to the Accrued Benefits of all Participants in the aggregated plans exceeds six-tenths (.6).
        Notwithstanding anything in this subsection (a) to the contrary, this Plan shall not be a Top-Heavy Plan in any Plan Year in which this Plan is part of a Required or Permissive Aggregation Group which is not Top-Heavy. Neither shall this Plan be a Top-Heavy Plan if it is part of a Permissive Aggregation Group which is Top-Heavy but this Plan is not required to be part of a Required Aggregation Group.
(b) Definitions.
“Accrued Benefit” means the account balance of the Participant in this Plan or any other defined contribution plan and in the case of a defined benefit plan, the Accrued Benefit as defined under such plan, including any distribution from the plan within the five-year period ending on the last day of the preceding Plan Year. If any individual has not received any Compensation from any Employer (other than benefits under the Plan) at any time during the five-year period ending on the last day of the preceding Plan Year, any Accrued Benefit for such individual shall not be taken into account.
“Key Employee” means any employee or former employee (including any deceased employee) who at any time during the plan year that includes the determination date was an officer of the employer having annual compensation greater than $130,000 (as adjusted under section 416(i)(1) of the Code), a 5-percent owner of the employer, or a 1-percent owner of the employer having annual compensation of more than $150,000. For this purpose, annual compensation means compensation within the meaning of section 415(c)(3) of the Code. The determination of who is a key employee will be made in accordance with section 416(i)(1) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.
“Limitation Year” means the Plan Year.
“Permissive Aggregation Group” means all of the plans of the Employer which are included in the Required Aggregation Group plus any plans of the Employer which are not included in the Required Aggregation Group, but which satisfy the requirements of Sections 401(a)(4) and 410 of the Code when considered together with the Required Aggregation Group.
“Required Aggregation Group” means all of the qualified plans of the Employer in which a Key Employee is a Participant during the Plan Year containing the determination date, or which are necessary for such a plan to satisfy the requirements of Sections 401(a)(4) or 410 of the Code. Any Employer-maintained qualified plan that terminated within the one-year period ending on the determination date must be taken into account.
(c) Minimum Benefit. The yearly minimum contribution to this Plan for an employee with respect to Plan Years during which this Plan is Top-Heavy, shall be equal to the lesser of (i) 3% of the Participant’s Compensation for such Plan Year; or (ii) the highest percentage of Compensation allocated on behalf of a Key Employee to this Plan in the form of Before-Tax Contributions, QNECs, Matching Contributions, or other Employer contributions. The minimum contribution shall be made regardless of whether the Employee was a Participant in the Plan during such Top-Heavy Plan Years provided that he was eligible to participate. However, if any employee eligible to participate in this Plan receives the minimum benefit required under Section 416 of the Code under any defined benefit plan maintained by the Employer, this subsection (c) shall not be applicable with respect to such employee.
Employer Matching Contributions shall be taken into account for purposes of satisfying the minimum contribution requirements of section 416(c)(2) of the Code and the Plan. The preceding sentence shall apply with respect to Matching Contributions under the Plan or, if the Plan provides that the minimum contribution requirement shall be met in another plan, such other plan. Employer Matching Contributions that are used to satisfy the minimum contribution requirements shall be treated as matching contributions for purposes of the actual contribution percentage test and other requirements of section 401(m) of the Code.
(d) Distributions During Year Ending on the Determination Date. The present values of Accrued Benefits and the amounts of account balances of an employee as of the determination date shall be increased by the distributions made with respect to the employee under the Plan and any plan aggregated with the Plan under section 416(g)(2) of the Code during the 1-year period ending on the determination date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under section 416(g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than severance from employment, death, or disability, this provision shall be applied by substituting 5-year period for 1-year period.

(e) Employees Not Performing Services During Year Ending on the Determination Date. The accrued benefits and accounts of any individual who has not performed services for the Employer during the 1-year period ending on the determination date shall not be taken into account.
(2) PROHIBITION AGAINST ALIENATION:
Except as otherwise provided in this Plan, no Participant or Beneficiary shall have any right to withdraw, assign (either at law or in equity), pledge, transfer, appropriate, encumber, commute, alienate, or anticipate his interest in the Plan and Trust, or any payments to be made hereunder, and no benefits, payments, rights, or interest of such a person under the Plan shall be in any way subject to any legal or equitable process to levy or execute upon, charge, garnish, or attach the same for payment of any claim against such person, nor shall any such person have any right of any kind whatsoever with respect to the Plan and Trust, or any estate or interest therein, or with respect to any other property or rights, other than the right to receive such distributions as are made out of the Trust, as and when the same are or shall become due and payable under the terms of the Plan. Any attempt to transfer, pledge, or levy upon or otherwise alienate an interest of a Participant or Beneficiary shall be invalid except as otherwise provided in this Plan.
(3) RELATIONSHIP BETWEEN EMPLOYING COMPANIES AND EMPLOYEES:
The adoption and maintenance of the Plan shall not be deemed to constitute or modify a contract between any Employer and any Employee or Participant or to be a consideration or inducement for or condition of the performance of services by any person. Nothing herein contained shall be deemed to give to any Employee or Participant the right to continue in the service of any Employer, to interfere with the right of an Employer to discharge any Employee or Participant at any time, or to give an Employer the right to require an Employee or Participant to remain in its service or to interfere with his right to terminate his service at any time.
(4) PARTICIPANTS’ BENEFITS LIMITED TO ASSETS:
Each Participant by his participation in the Plan and Trust, shall be conclusively deemed to have agreed to look solely to the Trust Fund, and not to any other person, entity, or assets for the payment of any benefit to which he may be entitled by reason of his participation, and to have consented to all of the terms and conditions of the Plan, as the same may be amended from time to time, and shall be bound thereby with the same force and effect as if he were a party to this Plan.
(5) TITLES AND HEADINGS:
The titles and headings of the articles and sections in this Plan are placed herein for convenience of reference only, and in case of any conflicts, the text of this Plan, rather than the titles or headings, shall control.
(6) GENDER AND NUMBER:
The masculine pronoun, wherever used herein, shall include the feminine pronoun, and the singular shall include the plural, except where the context requires otherwise.

(7) APPLICABLE LAW; VENUE:
The provisions of this Plan shall be construed according to the laws of the State of Maryland, except to the extent that they are preempted by ERISA, or by other federal law. The Plan is intended to comply with ERISA and the Code. Any claim or action by a participant or beneficiary relating to or arising under the Plan shall only be brought in the U.S. District Court for the District of Maryland, and this court shall have personal jurisdiction over any participant or beneficiary named in the action.
(8) INABILITY TO LOCATE PAYEE:
Anything to the contrary herein notwithstanding, if the Plan Administrator is unable, after a reasonable effort, to locate any Participant or Beneficiary to whom an amount is distributable hereunder, such amount shall be forfeited. Notwithstanding the foregoing, however, such amount shall be reinstated, by means of an additional contribution by the Corporation if and when a valid claim for the forfeited amount is subsequently made by such Participant or Beneficiary or if the Plan Administrator receives proof of death of such person, satisfactory to the Plan Administrator; in such case, payment of the reinstated amount shall be made in accordance with the provisions of this Plan. No such additional contribution shall reduce the Matching Contributions or Nonelective Contributions otherwise required. Any benefits lost by reason of applicable state law relating to escheat or abandoned property shall be considered forfeited but shall not be subject to reinstatement.
(9) INCOMPETENCE OF PAYEE:
In the event any benefit is payable to a minor or incompetent, to a person otherwise under legal disability, or to a person who, in the sole judgment of the Plan Administrator, is by reason of advanced age, illness, or other physical or mental incapacity incapable of handling the disposition of his property, the Plan Administrator may direct the Trustee to apply the whole, or any part of such benefit, directly to the care, comfort, maintenance, support, education, or use of such person, or pay or distribute the whole or any part of such benefit to (a) the parent of such person, (b) the guardian, committee, or other legal representative, wherever appointed, of such person, (c) the person with whom such person resides, (d) any person having the care and control of such person, or (e) such person personally. The receipt by the person to whom any such payment or distribution is so made shall constitute a full and complete discharge of the rights of affected Participants, former Participants, and Beneficiaries under the Plan.
(10) DEALING WITH THE TRUSTEE:
No person dealing with the Trustee shall be obliged to see to the application of any property paid or delivered to the Trustee or to inquire into the expediency or propriety of any transaction or the Trustee’s authority to consummate the same, except as may specifically be required of such person under ERISA.
(11) RETURN OF CONTRIBUTIONS:

(a) All contributions to the Plan are expressly conditioned on the initial qualification of the Plan under Section 401 of the Code, and if such qualification shall be denied, the Participants (with respect to After-Tax Contributions) and the Corporation (with respect to all other contributions) shall be entitled to receive a return of contributions made after the effective date of such denial, net of any losses attributable thereto and together with any earnings thereon, as soon as practicable but in any event within one year after the denial of qualification of the Plan.
(b) The Corporation’s contributions to the Plan are conditioned upon the deductibility of such contributions under Section 404 of the Code for the taxable year for which made, and the Corporation shall be entitled to receive a return of any contribution, net of any losses attributable thereto, to the extent its deduction is disallowed, within one year after such disallowance.
(c) If a contribution is made to the Plan by the Corporation and/or an individual by a mistake of fact, the Corporation and/or such individual shall be entitled to receive a return of such contribution, net of any losses attributable thereto and, in the case of an individual, together with any earnings thereon, within one year after the making of such contribution.
(12) EXPENSES:
All reasonable expenses of administering the Plan shall be paid from the assets of the Plan in accordance with this Article XV(12), provided that the provisions of this Article XV(12) are subject to all applicable provisions of this Plan and of the law. Brokerage commissions and related expenses shall be paid by the Investment Fund for which the expense was incurred. Expenses relating to Plan operation and administration, including the compensation of the Trustee, Investment Managers, and service providers shall be charged to the assets of the Plan in general.
(13) SEPARABILITY:
If any provision of this Plan is found, held, or deemed to be void, unlawful, or unenforceable under any applicable statute or other controlling law, the remainder of this Plan shall continue in full force and effect.
(14) PARTICIPANTS’ PROTECTED RIGHTS:
In addition to all rights expressly provided under this document, a Participant or Beneficiary shall have such rights as are required to be provided to such person by reason of Code Section 411(d)(6). Any Plan provision in conflict with the preceding sentence shall be void to the extent of such conflict.
(15) CODE SECTION 414(u):
(a) Notwithstanding any provision of this Plan to the contrary, contributions, benefits, and service credit with respect to qualified military service will be provided in accordance with Code Section 414 (u).

(b) Loan repayments will be suspended under this Plan as permitted under Code Section 414(u)(4).
(c) Qualified Reservist Distributions. Participants who are ordered or called to active duty may take a Qualified Reservist Distribution from the Plan. A Qualified Reservist Distribution is a distribution of elective deferrals (as adjusted by earnings or losses) made to a Participant who (by reason of being a member of a reserve component as defined in 37 U.S. Code Section 101) was ordered or called to active duty for a period in excess of 179 days or for an indefinite period, provided that the distribution is made during the period beginning on the date of such order or call to duty and ending at the close of the active duty period.
(d) Death Benefits for Participants on Active Military Duty. To the extent required by Code section 401(a)(37), the beneficiary of a Participant who dies while performing qualified military service (as defined in Code Section 414(u)) is entitled to any benefits (other than benefit accruals relating to the period of qualified military service) that would be provided under the Plan had the Participant resumed employment with the Corporation and then terminated employment on account of death.
(e) Differential Wage Payments. To the extent required by Code Section 414(u)(12), (i) an individual who is receiving differential wage payments (as defined in Code Section 3401(h)(2)) from the Corporation shall be treated as an employee of the Corporation, and (ii) differential wage payments shall be treated as compensation under the Plan.
(f) Distributions to Participants on Active Military Duty Upon Deemed Severance from Employment. Notwithstanding anything in the Plan to the contrary, to the extent required by Code Section 414(u)(12)(B), an individual is treated as having been severed from employment for the purposes of Code Section 401(k)(2)(B)(i)(I) during any period the individual is performing service in the uniformed services described in Code Section 3401(h)(2)(A). A Participant who is performing service in the uniformed services described in Code section 3401(h)(2)(A) and is treated as having been severed from employment under this paragraph may elect a distribution of elective deferrals and associated earnings. If such a Participant elects to receive a distribution by reason of this section, the Participant may not make elective deferrals or employee contributions during the 6-month period beginning on the date of the distribution.
(16) OFFSETS:
The Plan shall apply any offset described in Code Section 401(a)(13)(C) in the manner described therein.
(17) PLAN ADMINISTRATOR AUTHORITY:
The Plan Administrator shall comply with all requirements of applicable law with respect to Distributions and is authorized to do so in any manner determined by the Plan Administrator in its sole and absolute discretion. Thus, for example, the Plan Administrator is authorized to act in any manner that complies with Treasury Regulation § 1.411(a)-11(c)(2) (or any applicable successor provision) and is authorized to act in any manner that complies with Code Section

417(a)(3)(A) (taking into account Code Section 417(a)(7)) (to the extent applicable under the law).
IN WITNESS WHEREOF, Lockheed Martin Corporation has caused this amended and restated plan document for the Lockheed Martin Corporation Hourly Employee Savings Plan Plus to be executed on the date set forth below.

LOCKHEED MARTIN CORPORATION

By:  /s/ Jean A. Wallace
        Jean A. Wallace
        Senior Vice President, Human Resources
Date:   12/18/19

Lockheed Martin Hourly Employee Savings Plan
APPENDIX 1 – PARTICIPATING UNITS
International Association of Machinists and Aerospace Workers, AFL-CIO (IAM):
Lodge 709 (LM Aeronautics Co --Marietta, GA)
Protective Local Lodge 615 (LM Aeronautics Co --Marietta, GA) through May 31, 2019
Lodge 1027 (LM Aeronautics Co --Clarksburg, WV)
Lodge 2386 (LM Aeronautics Co --Meridian, MS)
District Lodge 98 (Local 2171) (Lockheed Martin Aeroparts-Johnstown, PA)
Aerospace Defence Related District Lodge 725, Area 5 and affiliated Local Lodge 2228 (Santa Clara & Santa Cruz County Plants), Plant Protection L. Lodge 2131 (Sunnyvale) California Central Coast Lodge 2786 (Santa Barbara County Plants)
IAM Missiles and Electronics Dist. Lodge 116 and affiliated Florida Missiles Systems Lodge 610 (Brevard County, Florida, Plants)
District 160, NIPSIC Lodge 282 (Silverdale, WA)
District 112, Local Lodge 2772 (St. Mary’s, GA)
Aeronautical Industrial District Lodge 725 (LM Aeronautics Co--Palmdale)
Lodge 776 (LM Aeronautics Co – Fort Worth)
International Brotherhood of Electrical Workers (IBEW):
Local 1295 (Missiles & Space—Santa Clara & Santa Cruz Counties)
Local 2295 (Palmdale)
Local 220 (LM Aeronautics Co – Fort Worth)
International Union of Operating Engineers:
Local 39 (Missiles & Space—Santa Clara & Santa Cruz Counties)
Local 501 (Weldors and Stationary Engineers-Palmdale)
Office and Professional Employees International Union (OPEIU)Local 277 (Forth Worth) SPFPA Local 723 (L M Aeronautics Co – Fort Worth)
Federated Independent Texas Union 900 (FITU) (LM Aeronautics Co – Fort Worth)

APPENDIX 2 – SPECIAL PARTICIPATION PROVISIONS
Sub-part (iii) of Article II(2)(b) of the Plan will not apply with respect to an Employee hired into the following bargaining units:
Lockheed Martin Aeronautics-Marietta
IAM Lodge 709 (Marietta, GA)
IAM Lodge 1027 (Clarksburg, WV)
IAM Lodge 2386 (Meridian, MS)
IAM Protective Local Lodge 615 (Marietta, GA) through May 31, 2019
Lockheed Martin Aeronautics-Palmdale
IAM Aeronautical Industrial District Lodge 725 (Palmdale)
IBEW Local 2295
IUOE Local 501 (Weldors)
IUOE Local 501 (Stationary Engineers)
Lockheed Martin Space Systems Co., Missiles and Space Operations
IAM Aerospace Defense Related Dist. Lodge 725 and affiliated Local Lodge 2228 (Santa Clara County Plants) and Space Test Base Local Lodge 2230 (Santa Cruz County Plants)
IAM California Central Coast Lodge 2786 (Santa Barbara County Plants)
IAM Missiles and Electronics Dist. Lodge 116 and affiliated Florida Missiles Systems Lodge 610 (Brevard County, Florida, Plants)
IAM District 112, Local Lodge 2772 (SWFLANT) (St. Mary’s, GA)
IAM District Lodge 160, NIPSIC Lodge (SWFPAC) (Silverdale, Washington)
IBEW Local 1295 (Sunnyvale, Palo Alto Plants and Santa Cruz Facility)
IUOE Local 39 (Stationary Engineers)
Lockheed Martin Aeroparts, Inc.
IAM District Lodge 98, Local 2171 (Johnstown, PA)
Lockheed Martin Aeronautics-Forth Worth:
IAM Lodge 776
IBEW Local 220
OPEIU Local 277

SPFPA Local 723
FITU Local 990

APPENDIX 3 – CONTRIBUTIONS FOR SIKORSKY PARTICIPANTS
[This Appendix 3 has been omitted pursuant to Item 601(a)(5) of Regulation S-K. Appendix 3 contains terms applicable to certain employees of Sikorsky Aircraft Corporation eligible to participate in the plan. The Corporation will provide a copy of Appendix 3 upon the request of the Commission or its staff.]

LOCKHEED MARTIN CORPORATION HOURLY EMPLOYEE SAVINGS PLAN PLUS
SUPPLEMENT

[This Supplement has been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Supplement contains terms applicable to certain groups of eligible employees under the plan. The Corporation will provide a copy of the Supplement upon the request of the Commission or its staff.]